                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                      LIGAND PHARMACEUTICALS INCORPORATED,

                         KNIGHT ACQUISITION CORPORATION

                                       AND

                                  SERAGEN, INC.

                            DATED AS OF MAY 11, 1998


May 11, 1998
Execution

                                TABLE OF CONTENTS

                                                                                       Page
ARTICLE I      THE MERGER
    1.1        The Merger..............................................................  2
    1.2        Effective Time..........................................................  2
    1.3        Effect of the Merger....................................................  2
    1.4        Certificate of Incorporation; Bylaws....................................  3
    1.5        Directors and Officers..................................................  3
    1.6        Consideration to Be Issued..............................................  3
    1.7        Distribution of Merger Consideration....................................  6
    1.8        Effect on Company Capital Stock......................................... 12
    1.9        Dissenting Shares....................................................... 13
    1.10       Surrender of Certificates............................................... 13
    1.11       No Further Ownership Rights in Company Capital Stock.................... 15
    1.12       Lost, Stolen or Destroyed Certificates.................................. 15
    1.13       Deliveries.............................................................. 15
    1.14       Tax and Accounting Consequences......................................... 16
    1.15       Taking of Necessary Action; Further Action.............................. 16

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................... 16
    2.1        Organization of the Company............................................. 17
    2.2        Company Capital Structure............................................... 17
    2.3        Subsidiaries and Joint Ventures......................................... 18
    2.4        Authority............................................................... 18
    2.5        Non-Contravention....................................................... 19
    2.6        Consents and Approvals.................................................. 19
    2.7        Company Financial Statements; SEC Documents............................. 20
    2.8        Ownership of Parent Stock............................................... 20
    2.9        No Undisclosed Liabilities.............................................. 20
    2.10       No Changes.............................................................. 21
    2.11       Tax and Other Returns and Reports....................................... 23
    2.12       Restrictions on Business Activities..................................... 25
    2.13       Title to Properties; Absence of Liens and Encumbrances.................. 26
    2.14       Intellectual Property................................................... 26
    2.15       Agreements, Contracts and Commitments................................... 29
    2.16       Interested Party Transactions........................................... 31
    2.17       Compliance with Laws.................................................... 31
    2.18       Litigation.............................................................. 31
    2.19       Insurance............................................................... 31
    2.20       Minute Books............................................................ 32
    2.21       Relationships With Suppliers and Licensors.............................. 32
    2.22       Environmental Matters................................................... 32
    2.23       Brokers' and Finders' Fees; Third Party Expenses........................ 33
    2.24       Permits and Licenses; No Debarment...................................... 33
    2.25       Employee Matters and Benefit Plans...................................... 34

    2.26       Employees............................................................... 37
    2.27       Distribution of Merger Consideration.................................... 37
    2.28       Disclosure Documents.................................................... 38
    2.29       Opinion of Lehman Brothers.............................................. 38
    2.30       Representation Complete................................................. 38

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB................. 38
    3.1        Organization, Standing and Power........................................ 39
    3.2        Authority............................................................... 39
    3.3        Capital Structure....................................................... 40
    3.4        SEC Documents; Parent Financial Statements.............................. 41
    3.5        No Material Adverse Change.............................................. 41
    3.6        Litigation.............................................................. 42
    3.7        Disclosure Documents.................................................... 42
    3.8        Ownership of Company Stock.............................................. 42
    3.9        Subsidiaries and Joint Ventures......................................... 42
    3.10       Compliance with Laws.................................................... 43
    3.11       Minute Books............................................................ 43
    3.12       No Undisclosed Liabilities.............................................. 43
    3.13       Restrictions on Business Activities..................................... 44
    3.14       Representations Complete................................................ 44

ARTICLE IV     CONDUCT PRIOR TO THE EFFECTIVE TIME..................................... 44
    4.1        Conduct of Business of the Company...................................... 44
    4.2        Conduct of Business of Parent........................................... 47
    4.3        Other Offers............................................................ 47
    4.4        Employee Releases....................................................... 48
    4.5        Option and Asset Purchase Agreement..................................... 48

ARTICLE V      ADDITIONAL AGREEMENTS................................................... 48
    5.1        Stockholders' Meeting; Proxy Material; Registration Statement........... 48
    5.2        Access to Information................................................... 50
    5.3        Confidentiality......................................................... 50
    5.4        Intellectual Property................................................... 51
    5.5        Expenses................................................................ 51
    5.6        Public Disclosure....................................................... 51
    5.7        Consents................................................................ 51
    5.8        FIRPTA Compliance....................................................... 51
    5.9        Best Efforts............................................................ 51
    5.10       Notification of Certain Matters......................................... 52
    5.11       Additional Documents and Further Assurances............................. 53
    5.12       Company Auditors........................................................ 53
    5.13       Preclosing Company Payables; Preclosing Company Revenues................ 53
    5.14       Marathon Service Agreement.............................................. 54
    5.15       Obligations of Merger Sub............................................... 54

    5.16       Development Activities.................................................. 54
    5.17       FDA Contacts............................................................ 55
    5.18       Payables................................................................ 56
    5.19       Certain Escrow Amounts.................................................. 56

ARTICLE VI     CONDITIONS TO THE MERGER................................................ 56
    6.1        Conditions to Obligations of Each Party to Effect the Merger............ 56
    6.2        Additional Conditions to Obligations of the Company..................... 57
    6.3        Additional Conditions to the Obligations of Parent and Merger Sub....... 58

ARTICLE VII    TERMINATION, AMENDMENT AND WAIVER....................................... 60
    7.1        Termination............................................................. 60
    7.2        Effect of Termination................................................... 62
    7.3        Amendment............................................................... 62
    7.4        Extension; Waiver....................................................... 62

ARTICLE VIII   GENERAL PROVISIONS...................................................... 62
    8.1        Survival of Representations, Warranties and Agreements; Right of
               Set-off................................................................. 62
    8.2        Notices................................................................. 64
    8.3        Interpretation.......................................................... 65
    8.4        Counterparts............................................................ 65
    8.5        Entire Agreement: Assignment............................................ 65
    8.6        Severability............................................................ 65
    8.7        Other Remedies.......................................................... 66
    8.8        Governing Law........................................................... 66
    8.9        Consent to Jurisdiction and Forum Selection............................. 66
    8.10       Rules of Construction................................................... 66
    8.11       Specific Performance.................................................... 67
    8.12       Corporate Transaction involving Parent.................................. 67
    8.13       Insurance............................................................... 67
    8.14       Third Party Beneficiaries............................................... 67
    8.15       Termination Fee......................................................... 67

                                INDEX OF EXHIBITS AND SCHEDULES



EXHIBIT                      DESCRIPTION
-------                      -----------
Exhibit 6.2(d)               Form of Legal Opinion of Counsel to Parent

Exhibit 6.3(d)               Form of Legal Opinion of Counsel to the Company

SCHEDULE                     DESCRIPTION
--------                     -----------

Schedule 1.7(a)(i)(A)        Escrow Agreement

Schedule 1.8(c)              Company Warrants to be Assumed

Company Schedules

Parent Schedules

Schedule 4.1(n)              Severance Payments

Schedule 6.2(c)              Third Party Consents

Schedule 6.3(c)              Third Party Consents

Schedule 6.3(k)              Amended License Agreements

                      AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of May 11, 1998 among Ligand Pharmaceuticals Incorporated, a Delaware corporation ("Parent"), Knight Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Seragen, Inc., a Delaware corporation (the "Company").

                                    RECITALS

        A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

        B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company ("Company Capital Stock") may be converted into the right to receive shares of voting common stock, par value $.001 per share, of Parent ("Parent Common Stock").

        C. As part of the Merger Consideration (as defined in Section 1.6 below), the Company will receive Thirty Seven Million Dollars ($37,000,000) contingent on receiving Final FDA Approval (as defined in Section 1.6(c) below), which consideration may be paid in the form of cash, Parent Common Stock or a combination of both, at the sole discretion of Parent.

        D. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

        E. The Company, Parent and Merger Sub desire to enter into this Agreement for the following reasons: (i) if the Company does not consummate a financing or other transaction, then the Company's current cash position may not be sufficient to meet its financial obligations at the current level beyond June 1998; (ii) the Company has filed a biologics license application for DAB389IL-2 with the United States Food and Drug Administration ("FDA") in December 1997 and currently anticipates participating in a meeting with the advisory panel to the FDA in June 1998, the results of which are uncertain; (iii) the Company's ability to commercialize the DAB389IL-2 product on an economically viable basis is uncertain as a result of the Company's obligations to third parties; (iv) Ligand desires to obtain certain rights to DAB389IL-2 and has an existing arrangement with Eli Lilly & Co. ("Lilly") pursuant to which Ligand has been granted certain rights to DAB389IL-2; and (v) in connection with the execution and performance of this Merger Agreement and as a result of the Merger, Ligand has represented that it will lose certain rights under its agreements with Lilly.

        F. The Company, as of the date hereof, intends to enter into that certain Accord and Satisfaction Agreement, of even date herewith (the "Accord Agreement"), between the Company, Seragen Technology, Inc. ("STI"), Trustees of Boston University ("BU"), Seragen LLC ("BU Holding"), Marathon Biopharmaceuticals, LLC ("Marathon"), United States Surgical Corporation ("USSC"), Reed R. Prior ("Mr. Prior"), Jean C. Nichols, Ph.D. ("Dr. Nichols"), Elizabeth C. Chen ("Ms. Chen"), Robert W. Crane ("Mr. Crane"), Leon C. Hirsch ("Mr. Hirsch"), Turi Josefsen ("Ms. Josefsen"), Gerald S.J. and Loretta P. Cassidy (the "Cassidys"), Shoreline Pacific Institutional Finance ("Shoreline"), Lehman Brothers Inc. ("Lehman"), 520 Commonwealth Avenue Real Estate Corp. and 660 Corporation, which is a material inducement to Ligand to enter into this Merger Agreement.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 7.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Brobeck, Phleger & Harrison LLP, 550 West "C" Street, Suite 1200, San Diego, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement or Certificate of Merger (or like instrument) with the Secretary of State of Delaware (the "Merger Agreement"), in accordance with the relevant provisions of applicable law (the time of confirmation by the Secretary of State of Delaware of such filing, or such later time as may be set forth in this Agreement, being referred to herein as the "Effective Time").

        1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving

Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4 Certificate of Incorporation; Bylaws.

               (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Seragen, Inc."

               (b) Unless otherwise determined by Parent, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

        1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

        1.6 Consideration to Be Issued. Subject to the terms and conditions of this Agreement, Parent agrees to pay to, or on behalf of, as specified in
Section 1.7 hereof, holders of Company Capital Stock, or cause to be paid, an aggregate amount of Sixty Seven Million Dollars ($67,000,000) (the "Merger Consideration"), in the amounts and in the manner set forth in Sections 1.6(a) and (b) herein.

               (a) Closing Consideration. Parent shall pay as specified in
Section 1.7 hereof at the Closing an aggregate amount of Thirty Million Dollars ($30,000,000) (the "Closing Consideration"), payable in the form of cash in the amount of Four Million Dollars ($4,000,000), and shares of Parent Common Stock in the amount of Twenty Six Million Dollars ($26,000,000), the issuance of which has been registered under the Securities Act of 1933, as amended (the "1933 Act"), as described herein; provided Parent may, in its sole discretion, increase the amount of cash paid hereunder solely to cover amounts due pursuant to Sections 1.7(a)(i)(A), (B), (C)(2) and (C)(3) of this Agreement, in which case the Closing Consideration payable in shares of Parent Common Stock shall be correspondingly reduced. The Closing Consideration allocable to the holders of Company Common Stock and Company Series D Preferred Stock (as defined herein) shall be delivered to the Exchange Agent (as defined in Section 1.10(a) below) on or before the Closing Date for distribution pursuant to Section 1.10 below. In addition, the Remaining Closing Consideration shall be delivered at the Closing pursuant to Section 1.13 below.

               (b) Milestone Consideration. Parent shall also pay as specified in Section 1.7 hereof an aggregate amount of Thirty Seven Million Dollars ($37,000,000) (the "Milestone Consideration") on the earlier of (i) the date which is six (6) months after the date of receipt of Final FDA Approval and (ii) the second anniversary of the Closing Date (the "Milestone Date"); provided, however, that in the event the Final FDA Approval has not been received by the second anniversary of the Closing Date and, in addition, that Parent has not breached its obligations under Section 5.16, Parent shall be relieved of all obligations to pay the Milestone Consideration pursuant to this Section 1.6(b). The Milestone Consideration, if any, may be paid in the form of cash (which together with any cash consideration paid pursuant to Section 1.6(a) above shall hereinafter be referred to as the "Cash Consideration"), shares of Parent Common Stock, the issuance of which has been registered under the 1933 Act, as described herein, or a combination of both as determined by Parent in its sole discretion. The Milestone Consideration allocable to the holders of Company Common Stock and Company Series D Preferred Stock shall be delivered to the Exchange Agent on or before the Milestone Date for distribution pursuant to
Section 1.10 below. In addition, the Milestone Consideration allocable to the recipients of the Stakeholder Closing Consideration (as defined herein) (the "Variable Company Stakeholders") shall be delivered on the Milestone Date pursuant to Section 1.13 below.

               (c) Final FDA Approval. For purposes of this Agreement, "Final FDA Approval" shall be deemed to have been received by the Company, Parent or the Surviving Corporation, as the case may be, at such time as such party has received such approval from the U.S. Food and Drug Administration ("FDA") as is adequate to permit such party to begin the marketing, distribution in interstate commerce and selling of DAB(389)IL-2 in the United States for cutaneous T-Cell lymphoma ("CTCL") if such approval is supported to any material extent by clinical and development efforts conducted by the Company prior to the Closing Date. The approval contemplated by the aforesaid sentence shall include approval by the FDA of the content of the label (the "Label") under which DAB(389)IL-2 is to be marketed for CTCL; provided, however, that if, as of the later of the ninetieth day following the Closing Date and the ninetieth day following receipt by Parent or the Surviving Corporation, as the case may be, of a "Complete Review" letter from the FDA in respect of DAB(389)IL-2 for CTCL, Parent or the Surviving Corporation, as the case may be, has failed to reach agreement with the FDA regarding the contents of the Label, Parent shall, or shall cause the Surviving Corporation to:

               (i) accept the following changes in the Label if requested by the
FDA: (A) patients indicated in the Label restricted to those patients deemed "heavily pre-treated" or "refractory"; (B) patients indicated in the Label restricted to those patients who are IL-2 receptor positive; and (C) imposition of requirements that physicians have extensive training in the use of DAB(389)IL-2 for CTCL; and

               (ii) promptly file a Label incorporating the changes required to be included in the Label by clause (i) of this sentence.

        In the event that Final FDA Approval is not obtained by the Closing Date, and additional clinical tests and studies or other activities are necessary after the Closing Date to obtain Final FDA Approval, Parent shall, or shall cause the Surviving Corporation to, perform such activities so as to facilitate the earliest possible receipt of Final FDA Approval; provided, however, neither Parent nor the Surviving Corporation shall be required to perform such activities to the extent that the aggregate Study Costs (as hereinafter defined) exceed $4,000,000 annually; and provided further that in the event that Final FDA Approval on an accelerated basis is conditioned by the FDA upon its receipt of a Phase IV commitment by Parent or the Surviving Corporation, as the case may be, such party shall accept such Phase IV commitment provided such commitment is based on
(A) the Company's studies 04-11 and/or 04-14, or (B) substitute studies, the Study Costs of which do not exceed in the aggregate $4,000,000 annually, and Parent or the Surviving Corporation, as the case may be, shall acknowledge acceptance of such Phase IV commitment in the form and manner necessary to facilitate the earliest possible receipt of Final FDA Approval. For purposes of this Section 1.6(c), "Study Costs" shall mean the internal, external and overhead costs for clinical development and regulatory activities calculated in accordance with Parent's current standard project cost accounting with respect to Parent's PanretinTM Gel and TargretinTM Gel clinical development and regulatory activities.

        During the period from the Closing Date through the earlier of the receipt of Final FDA Approval and the second anniversary of the Closing Date, Parent shall not, and shall not cause the Surviving Corporation to, make any change with respect to the manufacturing processes, standard operating procedures, workforce or facilities and equipment of the Company or Marathon that could reasonably be expected to adversely affect the prospects for, or delay, the receipt by Parent or the Surviving Corporation, as the case may be, of Final FDA Approval.

        In the event that the BLA is transferred to any person other than the Surviving Corporation, Parent shall cause such transferee to comply in full with the provisions of this Section 1.6(c).

               (d) Stock Consideration. For purposes of determining the value of the shares of Parent Common Stock, if any, distributed pursuant to Section 1.6(a) and Section 1.6(b) (collectively, the "Stock Consideration"), Parent Common Stock shall be valued as follows:

                      (i) The value of each share of Parent Common Stock issued as part of the Closing Consideration shall be valued at the average of the closing prices of a share of Parent Common Stock on the Nasdaq National Market for the five (5) consecutive trading days immediately preceding the date of execution of this Agreement.

                      (ii) The value of each share of Parent Common Stock issued as part of the Milestone Consideration shall be valued at the average of the closing prices of the a share of Parent Common Stock on the Nasdaq National Market for the ten (10) consecutive trading days immediately preceding the date of issuance of such Parent Common Stock.

               All references to numbers of shares of Parent Common Stock in this Agreement or provisions for the calculation of the number thereof shall be automatically adjusted to reflect any stock splits, dividends, stock combinations, reverse splits or similar changes in Parent Common Stock between the date of this Agreement and the dates shares of Parent Common Stock are issued pursuant to the Merger.

        1.7 Distribution of Merger Consideration.

               (a) Distribution of Closing Consideration. The Closing Consideration shall be distributed as set forth in this Section 1.7(a).

                      (i) Distribution of Closing Consideration to Persons Other Than Holders of Company Common Stock. The balance of the Closing Consideration remaining after distribution of the portion of the Closing Consideration contemplated by Section 1.7(a)(ii) (the "Remaining Closing Consideration") shall be distributed as set forth in this Section 1.7(a)(i).

                             (A) Escrow. A $200,000 portion of the Cash
Consideration included in the Closing Consideration shall be delivered to State Street Bank & Trust Company of Boston, Massachusetts, as escrow agent, to be held and distributed in accordance with the terms of an escrow agreement substantially in the form of Schedule 1.7(a)(i)(A) (the "Escrow Agreement").

                             (B) Satisfaction of Preclosing Company Payables.
The Cash Consideration included in the Remaining Closing Consideration remaining after compliance with the provisions of Section 1.7(a)(i)(A) shall be applied to the extent necessary, after application of all cash held by the Company as of the Closing, to pay and satisfy the Preclosing Company Payables (as defined in Section 5.13 below) as follows: first to the obligees of the Preclosing Company Payables other than the Executives (as defined in Section 1.7(a)(i)(D)), pro rata; and second, to each of the Executives, pro rata. In the event the Cash Consideration remaining after compliance with the provisions of Section 1.7(a)(i)(A) is not sufficient to satisfy the Preclosing Company Payables of the Executives, such Preclosing Company Payables shall be satisfied using Stock Consideration included within the Remaining Closing Consideration.

                             (C) Distributions Pursuant to Accord Agreement. The
balance of the Remaining Closing Consideration remaining after compliance with the provisions of Section 1.7(a)(i)(A) and (B) (the "Distributable Closing Consideration") shall be distributed as set forth in this Section 1.7(a)(i)(C) and Sections 1.7(a)(i)(D) and (E), all in accordance with the Accord Agreement.

                                    (1) A $5,000,000 portion of the
Distributable Closing Consideration shall be delivered to USSC.

                                    (2) A $3,769,863 portion of the
Distributable Closing Consideration shall be delivered to BU.

                                    (3) A $2,132,329 portion of the
Distributable Closing Consideration shall be delivered to Marathon.

                                    (4) A $500,000 portion of the Distributable
Closing Consideration shall be delivered to BU.

                                    (5) 3.39113385 percent of the balance of the
Remaining Closing Consideration remaining after the payments contemplated by Sections 1.7(a)(i)(C)(1), (2), (3) and (4) (the "Stakeholder Closing Consideration") shall be delivered to Lehman.

                                    (6) 1.69556693 percent of the Stakeholder
Closing Consideration shall be delivered to Shoreline.

                                    (7) 13.91735164 percent of the Stakeholder
Closing Consideration shall be delivered to Mr. Prior; provided, however, that the amount of Stakeholder Closing Consideration to which Mr. Prior would otherwise be entitled pursuant to the provisions of this clause (7) shall be reduced by the amount of the Option Stock Gain (as such term is defined in that certain Employment Agreement, dated as of November 6, 1996, between the Company and Mr. Prior, as amended through the date hereof) realized by Mr. Prior in respect of the Prior ISOs (as defined in the Accord Agreement). Any Option Stock Gain realized by Mr. Prior in respect of the Prior ISOs in excess of the amount of Stakeholder Closing Consideration to which Mr. Prior is entitled pursuant to the preceding sentence without regard to the provisos is hereinafter referred to as the "Prior Excess Amount."

                                    (8) 4.50267259 percent of the Stakeholder
Closing Consideration shall be delivered to Dr. Nichols; provided, however, that the amount of Stakeholder Closing Consideration to which Dr. Nichols would otherwise be entitled pursuant to the provisions of this clause (8) shall be reduced by the amount of the Option Stock Gain (as such term is defined in that certain Amended and Restated Employment Agreement, dated as of September 22, 1997, between the Company and Dr. Nichols, as amended through the date hereof) realized by Dr. Nichols in respect of the Nichols ISOs (as defined in the Accord Agreement). Any Option Stock Gain realized by Dr. Nichols in respect of the Nichols ISOs in excess of the amount of Stakeholder Closing Consideration to which Dr. Nichols is entitled pursuant to the preceding sentence without regard to the provisos is hereinafter referred to as the "Nichols Excess Amount."

                                    (9) 3.27467097 percent of the Stakeholder
Closing Consideration shall be delivered to Ms. Chen; provided, however, that the amount of Stakeholder Closing Consideration to which Ms. Chen would otherwise be entitled pursuant to the provisions of this clause (9) shall be reduced by the amount of the Option Stock Gain (as such term is defined in that certain Employment Agreement, dated as of January 15, 1997, between the Company and Ms. Chen, as amended through the date hereof) realized by Ms. Chen in respect of the Chen ISOs (as defined in the Accord Agreement). Any Option Stock Gain realized by Ms. Chen in respect of the Chen ISOs in excess of the amount of Stakeholder Closing Consideration to which Ms. Chen is entitled pursuant to the preceding sentence without regard to the provisos is hereinafter referred to as the "Chen Excess Amount."

                                    (10) 4.50267259 percent of the Stakeholder
Closing Consideration shall be delivered to Mr. Crane; provided, however, that the amount of Stakeholder Closing Consideration to which Mr. Crane would otherwise be entitled pursuant to the provisions of this clause (10) shall be reduced by the amount of the Option Stock Gain (as such term is defined in that certain Employment Agreement, dated as of April 30, 1998, between the Company and Mr. Crane, as amended through the date hereof) realized by Mr. Crane in respect of the Crane ISOs (as defined in the Accord Agreement). Any Option Stock Gain realized by Mr. Crane in respect of the Crane ISOs in excess of the amount of Stakeholder Closing Consideration to which Mr. Crane is entitled pursuant to the preceding sentence without regard to the provisos is hereinafter referred to as the "Crane Excess Amount."

                                    (11) 34.06924332 percent of the Stakeholder
Closing Consideration shall be delivered to BU Holding.

                                    (12) 20.21056806 percent of the Stakeholder
Closing Consideration shall be delivered to Mr. Hirsch.

                                    (13) 8.66167203 percent of the Stakeholder
Closing Consideration shall be delivered to Ms. Josefsen.

                                    (14) 5.77444803 percent of the Stakeholder
Closing Consideration shall be delivered to the Cassidys.

                             (D) Allocation of Cash Consideration and Stock
Consideration Among Persons Receiving Closing Consideration Pursuant to the Accord Agreement. In the event that the Distributable Closing Consideration consists of both Cash Consideration and Stock Consideration, the cash portion of the Distributable Closing Consideration shall be delivered as follows: (1) first, to Mr. Prior, Dr. Nichols, Ms. Chen and Mr. Crane (collectively, the "Executives"), pro rata based on the portion of the Distributable Closing Consideration to which each such person is entitled, up to an amount equal to one-half of that portion of the Distributable Closing Consideration to which each of the Executives is entitled, and, (2) second, to BU and Marathon, pro rata based on the portion of the Distributable Closing Consideration to which each such person is entitled, up to the amount of the Distributable Closing Consideration to which each is entitled pursuant to, respectively, Sections 1.7(a)(i)(C)(2) and (3). In the event that any Cash Consideration remains as part of the Distributable Closing Consideration after compliance with the foregoing sentence, those persons designated to receive Distributable Closing Consideration pursuant to Sections 1.7(a)(i)(C)(1), (4), (5), (6), (11), (12),
(13), and (14) shall receive such remaining Cash Consideration, pro rata based on the portion of the Distributable Closing Consideration to which each such person is entitled.

                             (E) Valuation of Stock Consideration for Allocation
Purposes. For purposes of applying the provisions of this Section 1.7(a)(i), the Stock Consideration shall be valued in accordance with the provisions of Section 1.6(d)(i), subject to any adjustment for which provision is made in the final paragraph of Section 1.6(d).

                      (ii) Distribution of Closing Consideration to Holders of Company Common Stock. Shares of Parent Common Stock shall be distributed, in accordance with the provisions of Section 1.10 hereof, among

                             (A) the holders of shares of the Company's common
stock, par value $.01 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (including, without limitation, shares of Company Common Stock issued by the Company pursuant to (1) that certain Settlement Agreement, dated April 29, 1998 (the "Seragen Canada Settlement Agreement"), between the Company, Seragen Biopharmaceuticals Ltd./Seragen Biopharmaceutique Ltee ("Seragen Canada"), Sofinov Societe Financiere d'Innovation Inc., Societe Innovatech du Grand Montreal, MDS Health Ventures Inc., Canadian Medical Discoveries Fund Inc., Royal Bank Capital Corporation, and Health Care and Biotechnology Venture Fund and (2) the Prior ISOs, the Nichols ISOs, the Chen ISOs, and the Crane ISOs), and

                             (B) holders of shares of the Company's Series D
preferred stock, par value $.01 per share (the "Company Series D Preferred Stock") at the rate of 0.035746 shares of Parent Common Stock per share of Company Common Stock held by each holder. For purposes of this Section 1.7(a)(ii), each holder of shares of the Company Series D Preferred Stock shall be deemed to hold the number of shares of Company Common Stock that would have been issued to the holder had the holder converted all of his or her Company Series D Preferred Stock into Company Common Stock immediately prior to the Effective Time.

               (b) Distribution of Milestone Consideration. The Milestone Consideration shall be distributed as set forth in this Section 1.7(b).

                      (i) Distribution of Milestone Consideration to Persons Other Than Holders of Company Common Stock. The balance of the Milestone Consideration remaining after distribution of that portion of the Milestone Consideration contemplated in Section 1.7(b)(ii) (the "Remaining Milestone Consideration") shall be distributed as set forth in this Section 1.7(b)(i), all in accordance with the Accord Agreement.

                             (A) A $4,500,000 portion of the Remaining Milestone
Consideration shall be delivered to BU Holding.

                             (B) A $1,070,766 portion of the Remaining Milestone
Consideration shall be delivered to BU.

                             (C) A portion of the Remaining Milestone
Consideration equal to the sum of

                                    (x) $103,730 plus

                                    (y) $11,780.82 multiplied by the number of
days elapsed between June 30, 1998 (exclusive of such date), and the Closing Date (inclusive of such date) shall be delivered to Marathon.

                             (D) 3.39113385 percent of the Remaining Milestone
Consideration after the payments contemplated by Section 1.7(b)(i)(A), (B) and
(C) (the "Stakeholder Milestone Consideration") shall be delivered to Lehman.

                             (E) 1.69556693 percent of the Stakeholder Milestone
Consideration shall be delivered to Shoreline.

                             (F) 13.91735164 percent of the Stakeholder
Milestone Consideration shall be delivered to Mr. Prior; provided, however, that the amount of Milestone Consideration to which Mr. Prior would otherwise be entitled pursuant to the provisions of this clause (F) shall be reduced by the amount of the Prior Excess Amount, if any; provided further that an amount of Stakeholder Milestone Consideration to which Mr. Prior is entitled pursuant to the provisions of this clause (F) equal to the Prior Escrow Amount (as defined below) shall be delivered to the Escrow Agent pursuant to Section 1.13(b)(i).

                             (G) 4.50267259 percent of the Stakeholder Milestone
Consideration shall be delivered to Dr. Nichols; provided, however, that the amount of Milestone Consideration to which Dr. Nichols would otherwise be entitled pursuant to the provisions of this clause (G) shall be reduced by the amount of the Nichols Excess Amount, if any; provided further that an amount of Stakeholder Milestone Consideration to which Dr. Nichols is entitled pursuant to the provisions of this clause (G) equal to the Nichols Escrow Amount (as defined below) shall be delivered to the Escrow Agent pursuant to Section 1.13(b)(i).

                             (H) 3.27467097 percent of the Stakeholder Milestone
Consideration shall be delivered to Ms. Chen; provided, however, that the amount of Milestone Consideration to which Ms. Chen would otherwise be entitled pursuant to the provisions of this clause (H) shall be reduced by the amount of the Chen Excess Amount, if any.

                             (I) 4.50267259 percent of the Stakeholder Milestone
Consideration shall be delivered to Mr. Crane; provided, however, that the amount of Milestone Consideration to which Mr. Crane would otherwise be entitled pursuant to the provisions of this clause (I) shall be reduced by the amount of the Crane Excess Amount, if any; provided further that an amount of Stakeholder Milestone Consideration to which Mr. Crane is entitled pursuant to the provisions of this clause (I) equal to the Crane Escrow Amount (as defined below) shall be delivered to the Escrow Agent pursuant to Section 1.13(b)(i).

                             (J) 34.06924332 percent of the Stakeholder
Milestone Consideration shall be delivered to BU Holding.

                             (K) 20.21056806 percent of the Stakeholder
Milestone Consideration shall be delivered to Mr. Hirsch.

                             (L) 8.66167203 percent of the Stakeholder Milestone
Consideration shall be delivered to Ms. Josefsen.

                             (M) 5.77444803 percent of the Stakeholder Milestone
Consideration shall be delivered to the Cassidys.

                      (ii) Distribution of Milestone Consideration to Holders of Company Common Stock. A portion of the Milestone Consideration shall be distributed, in accordance with the provisions of Section 1.10 hereof, among

                             (A) the holders of shares of the Company Common
Stock issued and outstanding immediately prior to the Effective Time (including, without limitation, shares of Company Common Stock issued by the Company pursuant to (1) the Seragen Canada Settlement Agreement and (2) the Prior ISOs, the Nichols ISOs, the Chen ISOs, and the Crane ISOs), and

                             (B) holders of shares of the Company Series D
Preferred Stock on the basis of the number of shares of Company Common Stock held by each holder at the rate of $0.23 per share of Company Common Stock held by each holder. For purposes of this Section 1.7(b)(ii), each holder of shares of the Company Series D Preferred Stock shall be deemed to hold the number of shares of Company Common Stock that would have been issued to the holder had the holder converted all of his or her Company Series D Preferred Stock into Company Common Stock immediately prior to the Effective Time.

                      (iii) Allocation of Cash Consideration and Stock Consideration. In the event that the Milestone Consideration consists of both Cash Consideration and Stock Consideration, each person designated to receive Milestone Consideration pursuant to this Section 1.7(b) shall receive that percentage of the Cash Consideration that is included in the Milestone Consideration that is equal to the percentage of the Milestone Consideration to which such person is entitled and that percentage of the Stock Consideration that is included in the Milestone Consideration that is equal to the percentage of the Milestone Consideration to which such person is entitled.

                      (iv) Valuation of Stock Consideration for Allocation Purposes. For purposes of applying the provisions of this Section 1.7(b), the Stock Consideration shall be valued in accordance with the provisions of Section 1.6(d)(ii).

        1.8 Effect on Company Capital Stock.

               (a) Conversion of Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.8(b) and any Dissenting Shares (as defined and to the extent provided in Section 1.9(a)) shall be canceled and extinguished and be converted automatically into the right to receive that portion of the Merger Consideration set forth in Section 1.7, upon surrender of the certificate representing such share of Company Capital Stock in the manner provided in Section 1.10.

               (b) Cancellation of Company-Owned Stock. Each share of Company Capital Stock owned by the Company or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

               (c) Certain Stock Options and Warrants Not Assumed. Prior to the Effective Time, the Company and its Board of Directors shall take all actions necessary to (i) accelerate and effect the exercise and/or termination of each option to purchase Company Capital Stock ("Company Options"), whether issued under one of the Company's option plans or otherwise, and (ii) cause each holder of a warrant to purchase Company Capital Stock (the "Company Warrants") outstanding at any time prior to the Effective Time to exercise or agree to the termination of the warrant in full prior to the Effective Time, other than those holders listed on Schedule 1.8(c) whose Company Warrants are not terminated pursuant to the Accord Agreement. Except as set forth on Schedule 1.8(c) attached hereto, Parent will not assume any warrant not exercised prior to the Effective Time. In the case of each warrant set forth on Schedule 1.8(c) (the "Assumed Warrants") and to the extent such Assumed Warrants are not terminated by their terms in connection with the Merger, Parent shall, effective as of the Effective Time, assume the Assumed Warrants (and if required by the terms of the Assumed Warrants or if otherwise appropriate under the terms of the Assumed Warrants, execute a supplemental agreement at the Closing in connection therewith) and shall reserve, make available for issuance and, upon exercise of such Assumed Warrants in accordance with their terms after the Effective Time, issue the number of shares of Parent Common Stock issuable upon such exercise.

               (d) Capital Stock of Merger Sub. Each share of common stock, par value $.001 per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"). Each stock certificate of Merger Sub evidencing ownership of any such shares of Merger Sub Common Stock shall, as of the Effective Time, evidence ownership of such shares of Surviving Corporation Common Stock.

               (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive, without any interest, from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices of a share of Parent Common Stock on the Nasdaq National Market for the five (5) consecutive trading days ending five (5) trading days prior to (A) the Closing Date with respect to the Closing Consideration and (B) the Milestone Date with respect to the Milestone Consideration.

        1.9 Dissenting Shares.

               (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive the portion of the Merger Consideration otherwise issuable with respect to such shares pursuant to Section 1.7, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

               (b) Notwithstanding the provisions of Section 1.9(a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive that amount of Merger Consideration that would have been issuable with respect to such shares pursuant to Section 1.7 had they not demanded appraisal, without interest thereon, upon surrender of the certificate representing such shares.

               (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

        1.10 Surrender of Certificates.

               (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company with assets of not less than $500 million to act as exchange agent (the "Exchange Agent").

               (b) Parent to Provide Merger Consideration. Parent shall make available to the Exchange Agent (i) the Closing Consideration allocable to the holders of Company Common Stock and Company Series D Preferred Stock under
Section 1.7 hereof on or before the Closing Date and (ii) the Milestone Consideration, if any, allocable to the holders of Company Common Stock and Company Series D Preferred Stock under Section 1.7 hereof on or before the Milestone Date.

               (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and Company Series D Preferred Stock and which shares were converted into the right to receive the portion of the Merger Consideration issuable with respect to such shares pursuant to Section 1.7, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration issuable pursuant to Section 1.7 as and when the Exchange Agent receives the Merger Consideration with respect to the shares of Company Common Stock and Company Series D Preferred Stock represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock and Company Series D Preferred Stock will be deemed from and after the Effective Time, for all corporate purposes, subject to the provisions of Section 1.10(d), to evidence the right to receive in accordance with Section 1.8(a) the portion of the Merger Consideration issuable pursuant to Section 1.7 as and when the Exchange Agent receives the Merger Consideration with respect to the shares of Company Common Stock and Company Series D Preferred Stock represented by such Certificate.

               (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock declared or made after the date such shares are to be distributed to the holders of the Company Capital Stock and with a record date after such date will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions theretofore payable with respect to whole shares of Parent Common Stock with a record date after the date such shares of Parent Common Stock are to be delivered by Parent to the Exchange Agent for distribution to the holders of the Company Capital Stock. The provisions of the foregoing sentence are in addition to, and not by way of limitation of, the provisions of the final paragraph of Section 1.6(d).

               (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

               (f) No Liability. Notwithstanding anything to the contrary in this Section 1.10, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.11 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued or cash paid upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall, after the Effective Time, be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

        1.12 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, cash and such shares of Parent Common Stock, if any, as may be required to be delivered in exchange therefor pursuant to Section 1.7; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.13   Deliveries.

               (a) At the Closing, Parent shall deliver or cause to be delivered pursuant to Section 1.7(a):

                      (i) the Escrow Amount (as defined in the Escrow Agreement) to the Escrow Agent;

                      (ii) to each of the obligees of Preclosing Company Payables, Cash Consideration in an amount necessary to pay and satisfy such obligee's Preclosing Company Payables to the extent such payables have not been satisfied by the Company at or prior to the Closing; and

                      (iii) to each of the Variable Company Stakeholders, the portion of the Remaining Closing Consideration issuable to such Variable Company Stakeholder pursuant to Section 1.7(a).

               (b) At the Milestone Date, Parent shall deliver or cause to be delivered pursuant to Section 1.7(b)(i)

                      (i) the Prior Escrow Amount, the Nichols Escrow Amount and the Crane Escrow Amount to the Escrow Agent;

                      (ii) to each Variable Company Stakeholder, the portion of the Milestone Consideration issuable to such Variable Company Stakeholder pursuant to Section 1.7(b)(i).

        1.14 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall be accounted for as a purchase, not a pooling of interests. It is also intended by the Company that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that the parties hereto acknowledge that such a reorganization within the meaning of Section 368 of the Code is contingent on the Merger Consideration consisting of at least eighty percent (80%) Parent Common Stock.

        1.15 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants, on behalf of itself and each of its Subsidiaries (defined below), to Parent and Merger Sub, as of the date of this Agreement and as of the Closing Date, except as otherwise expressly provided herein, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate schedule or section number) supplied by the Company to Parent (the "Company Schedules") and dated as of the date hereof and updated as of the Closing Date by mutual agreement of the Parent and Company, as follows:

        2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own, operate and lease its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to conduct its business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect", with respect to any person or entity, means a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations, liabilities or prospects of such person or entity and its Subsidiaries and Joint Ventures (each as defined in Section 2.3(a) below) taken as a whole; and "Material Adverse Change" shall mean a change which would have a Material Adverse Effect. The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent.

        2.2 Company Capital Structure. The authorized capital stock of the Company consists of 70,000,000 shares of Common Stock, par value $0.01, and 5,000,000 shares of Preferred Stock, par value $0.01, of which 4,000 shares are designated as Series A Preferred Stock, 23,800 shares are designated as Series B Preferred Stock and 5,000 shares are designated as Series C Preferred Stock, and 979 shares are designated as Series D Preferred Stock. As of December 31, 1997, there were issued and outstanding:

               (a) 20,905,710 shares of Company Common Stock; and

               (b) No shares of Series A Preferred Stock, 23,800 shares of Series B Preferred Stock, 5,000 shares of Series C Preferred Stock and 923 shares of Series D Preferred Stock.

               All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section, as set forth on Schedule 2.2, and as otherwise contemplated by this Agreement, and except for changes since December 31, 1997 resulting from the exercise of Company Options and Company Warrants, there are outstanding (i) no shares of capital stock or other voting securities of Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of Company and (iii) no options or other rights to acquire from Company, and no obligation of Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Except as disclosed above, there are no outstanding obligations of Company or any of its Subsidiaries or Joint Ventures (as defined in Section 2.3(a) below) to repurchase, redeem or otherwise acquire any Company Securities.

        2.3 Subsidiaries and Joint Ventures.

               (a) Schedule 2.3(a) sets forth the name and respective jurisdiction of incorporation or organization of all of the Company's Subsidiaries and Joint Ventures. Each of the Company's Subsidiaries is a corporation or other entity duly incorporated or otherwise organized, validly existing in good standing (or local law equivalent) under the laws of its jurisdiction of organization. Each of the Company's Subsidiaries has the corporate power and authority to own and lease the properties and assets it now owns and leases and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted. The Company has heretofore delivered to Parent true, correct and complete copies of the Articles of Incorporation, Bylaws, or equivalent governing instruments, each as amended to the date hereof, for each such Subsidiary. Each of the Company's Subsidiaries is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the failure to be so licensed or qualified and in good standing would have a Material Adverse Effect. For purposes of this Agreement, (i) "Subsidiary" means, with respect to any entity, any corporation or organization of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity, and (ii) "Joint Venture" means, with respect to any entity, any corporation or organization (other than such entity and any Subsidiary thereof) of which such entity or any Subsidiary thereof is, directly or indirectly, the beneficial owner of 40% or more of any class of equity securities or equivalent profit participation interest.

               (b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company that is owned by the Company, directly or indirectly, is free and clear of any material Lien (as defined in Section 2.5 below) and free of any other material limitation or restriction on the Company's rights as owner thereof (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than those imposed by applicable law. Except as set forth on
Schedule 2.3(b), there are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities or equity interests of any Subsidiary of the Company. The ownership interests of the Company in any Joint Ventures are owned by the Company free and clear of any Liens, limitations, restrictions, options, calls or commitments, other than those that are immaterial.

        2.4 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger and this Agreement by the Company's stockholders. The Board of Directors of the Company has unanimously (i) approved this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, (ii) determined that the Merger is in the best interests of the stockholders of the Company and is on terms that are fair to such stockholders, and (iii) recommended that the stockholders of the Company approve this Agreement, the Plan of Merger and the Merger. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        2.5 Non-Contravention. The execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), any provision of the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries; (ii) assuming compliance with the matters referred to in Section 2.6 and assuming the requisite approval of the Company's stockholders of the Merger, (a) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries or Joint Ventures except for any such contravention, conflict or violation that does not have a Material Adverse Effect on the Company; or (b) constitute a default under or give rise to a right of termination, cancellation, acceleration or loss of any material benefit under any (A) material agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or Joint Ventures or (B) license, franchise, permit or other similar authorization held by the Company or any such Subsidiary or Joint Venture with respect to which a default, termination, cancellation, acceleration or loss of any material benefit would result in a material adverse effect on the Company's rights in or ability to use the patents included in the Company Registered Intellectual Property or on the prospects for Final FDA Approval; or (iii) result in the creation or imposition of any material Lien on any material asset of the Company or any of its Subsidiaries or Joint Ventures (any of (i), (ii) or (iii), a "Conflict"). For purposes of this Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

        2.6 Consents and Approvals. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, country, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Agreement with the Delaware Secretary of State; (ii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; (iii) compliance with any applicable requirements of the 1933 Act and the rules and regulations promulgated thereunder; (iv) compliance with any applicable foreign or state securities or "blue sky" laws; (v) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (vi) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain would not materially and adversely affect the ability of the Company, Parent or Merger Sub to consummate the Merger; or (vii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.6.

        2.7 Company Financial Statements; SEC Documents.

               (a) The Company has delivered to Parent the unaudited condensed balance sheet of the Company as of March 31, 1998, and the related unaudited condensed statements of income, stockholders' equity and cash flows for the quarter ended March 31, 1998 (the "1998 Financial Statements"). The 1998 Financial Statements and the audited financial statements and unaudited interim condensed financial statements of the Company included in its annual reports on Form 10-K, quarterly reports on Form 10-Q, and amendments thereto, referred to in Section 2.7(b) (collectively, the "Company Financial Statements") present fairly, in all material respects and in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any interim financial statements and except for the absence of footnotes with respect to the 1998 Financial Statements). For purposes of this Agreement, "Company Balance Sheet" means the condensed balance sheet of the Company as of March 31, 1998, contained in the 1998 Financial Statements and "Company Balance Sheet Date" means March 31, 1998.

               (b) The Company has furnished or made available to Parent true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the "SEC") under the 1933 Act and the Exchange Act for all periods since December 31, 1996, all in the form so filed (all the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents of the Company complied in all material respects with the requirements of the 1933 Act, or the Exchange Act, as the case may be, and none of such SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC.

        2.8 Ownership of Parent Stock. As of the date hereof, and during the three (3) year period immediately preceding the date hereof, neither the Company nor, to the Company's knowledge, any affiliate or associate (as defined in Section 203 of Delaware Law) thereof is an "interested stockholder" of the Parent within the meaning of Section 203 of the Delaware Law.

        2.9 No Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries or Joint Ventures of any kind whatsoever that are, individually or in the aggregate, material to the Company and its Subsidiaries and Joint Ventures taken as a whole, other than (i) liabilities disclosed or provided for in the Company Balance Sheet or liabilities of a nature not required to be disclosed in a balance sheet under generally accepted accounting principles; (ii) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; and (iii) liabilities under this Agreement or incurred in connection with the transactions contemplated hereby. The Surviving Corporation will not have any liability for any Third Party Expenses (as defined in Section 5.5 below) of the Company after the Closing.

        2.10 No Changes. Since the Company Balance Sheet Date, except as set forth on Schedule 2.10 or as otherwise contemplated by this Agreement or the Accord Agreement, there has not been, occurred or arisen:

               (a) any transaction by the Company or any of its Subsidiaries that creates an obligation that will continue to bind the Company or any of its Subsidiaries after the Effective Time except for transactions in the ordinary course of business as conducted on the Company Balance Sheet Date and consistent with past practices;

               (b) any amendments or changes to the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries;

               (c) any capital expenditure by the Company or any of its Subsidiaries, either individually exceeding $10,000 or in the aggregate exceeding $25,000;

               (d) any destruction of, damage to or loss of any assets, business or customer of the Company or any of its Subsidiaries (whether or not by covered by insurance) that would result in a Material Adverse Effect to the Company;

               (e) any material labor trouble or any claim of wrongful discharge or other unlawful labor practice or action;

               (f) any revaluation by the Company or any of its Subsidiaries of any of its assets that results in a Material Adverse Effect to the Company;

               (g) any declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company or any of its Subsidiaries, or any direct or indirect redemption, purchase or other acquisition by the Company or any of Subsidiaries of any Company Capital Stock or the capital stock of any Subsidiary;

               (h) any issuance of Company Securities (except upon exercise after the date hereof of any options), any grant of any Company Options or Company Warrants or any amendment of any material term of any outstanding Company Securities or any of its Subsidiaries Securities;

               (i) any sale, lease, license or other disposition of any of the assets or properties of the Company or any of its Subsidiaries, except in the ordinary course of business as conducted on the Company Balance Sheet Date and consistent with past practices;

               (j) any amendment or termination of any material contract, agreement or license to which the Company or any of its Subsidiaries is a party or by which it is bound;

               (k) any loan by the Company or any of its Subsidiaries to any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or governmental or regulatory authority ("Person"), incurring by the Company or any Subsidiary of any indebtedness for borrowed money, guaranteeing by the Company or any of its Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

               (l) any material waiver or release of any right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any material account receivable of the Company or any of its Subsidiaries;

               (m) any commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or any of its Subsidiaries or their respective affairs that would have a Material Adverse Effect on the Company;

               (n) any notice of any claim of ownership by a third party of Company Intellectual Property (as defined in Section 2.14 below), or of revocation or change in material terms of any license to any item of any Company Intellectual Property by a licensor, or of infringement by the Company or any of its Subsidiaries of any third party's intellectual property rights;

               (o) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries or Joint Ventures, except for any such change required by reason of a concurrent change in generally accepted accounting principles or disclosed in the 1998 Financial Statements;

               (p) other than in the ordinary course of business or as contemplated by this Agreement, any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries who earns more than $50,000 per year, (ii) entering into of any written employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any such Subsidiary who earns more than $50,000 per year,
(iii) any material increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) any material increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any such Subsidiary who earns more than $50,000 per year;

               (q) any change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Company Intellectual Property to the Company or any of its Subsidiaries other than any changes effected pursuant to the terms of a written agreement existing prior to the date hereof;

               (r) any event or condition of any character that has had or could be reasonably expected to have a Material Adverse Effect on the Company; or

               (s) negotiation or agreement by the Company or any of its Subsidiaries or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

        2.11 Tax and Other Returns and Reports.

               (a) Definition of Taxes. For the purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) Tax Returns and Audits. Except as set forth in Schedule 2.11 as of the Effective Time:

                      (i) The Company and each Subsidiary will have timely prepared and filed all required material federal, state, local and foreign returns, estimates, statements and reports ("Returns") relating to any and all Taxes of, concerning or attributable to the Company and its operations and each Subsidiary and its operations with respect to any Taxable period ending on or before the Effective Time. To the knowledge of the Company, such Returns are true, correct and complete in all material respects. No material Taxes, whether or not shown on the Returns, will be owing after the Closing for any period covered by any of the Returns. Neither the Company nor any of its Subsidiaries has applied for or received an extension of time within which to file any Return. No tax authority has asserted in writing to the Company that the Company or any of its Subsidiaries is required to file a Return in any jurisdiction in which the Company has not previously filed Returns. For purposes of this Agreement, the "Company's knowledge," "knowledge of the Company" or "known to the Company" means the knowledge of the Chairman and Chief Executive Officer, the President and Chief Technology Officer, the Chief Financial Officer, any Vice President or any director of the Company, in each case after due inquiry and reasonable investigation.

                      (ii) The Company and each of its Subsidiaries as of the Effective Time: (A) will have paid or accrued all material Taxes shown as due and payable on the Returns and (B) will have withheld and deposited, or will have made arrangements for withholding with respect to amounts which have not yet been paid but are due on or before the Closing Date in connection with this Agreement or otherwise, all material federal, state, local or foreign income taxes, FICA, FUTA and other Taxes required to be withheld.

                      (iii) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group other than one of which the Company was the common parent, or filed or been included in a combined, consolidated or unitary Return other than one filed by the Company (or a return for a group consisting solely of its Subsidiaries or predecessors), or participated in any other similar arrangement whereby any income, revenues, receipts, gains, losses, deductions, credits or other Tax items of the Company or any such Subsidiary was determined or taken into account for Tax purposes with reference to or in conjunction with any such items of another Person other than the Company or any such Subsidiary or predecessor;

                      (iv) Neither the Company nor any of its Subsidiaries has any unaccrued material liability for the payment of any material Tax. Except as disclosed on Schedule 2.10(b)(iv), there is no Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                      (v) No audit or other examination of any Return of the Company or any of its Subsidiaries is currently in progress, nor has the Company, any of its Subsidiaries or the officers, directors or other Tax advisors been notified in writing of any request for such an audit or other examination.

                      (vi) Neither the Company nor any of its Subsidiaries has any material liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the balance sheet, whether asserted or unasserted, contingent or otherwise, and, to the knowledge of the Company, there is no basis of the assertion of any such unaccrued and unreserved liabilities attributable to the Company, its assets or operations or any Subsidiary, its assets or operations. No material liability for Tax shall be incurred prior to the Effective Time other than in the Company's ordinary course of business consistent with its past practices.

                      (vii) The Company has provided to Parent copies of all federal, state, local and foreign Tax Returns for the last five (5) fiscal years of the Company and each of its Subsidiaries.

                      (viii) To the knowledge of Company, there are (and as of immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes except Liens for current Taxes not yet due.

                      (ix) Immediately prior to the Merger, there will be no material limitations on the Company's right to utilize its net operating loss carryforwards for federal income tax purposes.

                      (x) To the Company's knowledge, neither it nor any of its Subsidiaries will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Effective Time pursuant to
Section 481(c) of the Code

(or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for any Tax period (or portion thereof) ending on or before the Effective Time or pursuant to the provisions of any agreement entered into with any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax with regard to the Tax liability of the Company or any such Subsidiary for any Tax period (or portion thereof) ending on or before the Effective Time.

                      (xi) There are no requests for rulings in respect of any Tax pending between the Company or any of its Subsidiaries and any Taxing Authority;

                      (xii) None of the Company's nor any of its Subsidiaries' assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                      (xiii) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code.

                      (xiv) The Company does not have any liability for the Taxes of any Person other than the Company, any of its Subsidiaries or Joint Ventures (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor,
(C) by contract, or (D) otherwise.

                      (xv) Except as disclosed on Schedule 2.10(b)(xv), neither the Company nor any of its Subsidiaries is a party to a tax sharing or allocation agreement nor does the Company or any of its Subsidiaries owe any amount under any such agreement.

                      (xvi) Neither the Company nor any of its Subsidiaries is, nor has been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                      (xvii) The Company's and each of its Subsidiaries' tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

               (c) Notwithstanding any of the foregoing, no representation or warranty is made by the Company with respect to the Tax consequences that may result from the transactions contemplated by this Agreement.

        2.12 Restrictions on Business Activities. Except as set forth on
Schedule 2.12, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company, any of its Subsidiaries or any Joint Venture is a party or otherwise binding upon the Company, any of its Subsidiaries or any Joint Venture which has or reasonably could be expected to have the effect of prohibiting or materially impairing the ability of the Company, any of its Subsidiaries or any Joint Venture to conduct the Company's business, such Subsidiary's business or such Joint Venture's business, as such business is currently conducted, or any acquisition of property (tangible or intangible) by the Company, any of its Subsidiaries or any Joint Venture. Without limiting the foregoing, except as set forth in Schedule 2.14(i), none of the Company or any of its Subsidiaries or Joint Ventures has entered into any agreement under which the Company, any Subsidiary or any Joint Venture is restricted from selling, licensing or otherwise distributing any of its products or drug candidates to any class of customers, in any geographic area, during any period of time or in any segment of the market.

        2.13 Title to Properties; Absence of Liens and Encumbrances.

               (a) Neither the Company nor any of its Subsidiaries owns any real property, nor have they ever owned any real property. Schedule 2.13(a) sets forth a list of all real property currently, or at any time in the past, leased by the Company or any of its Subsidiaries, and, with respect to all real property currently leased by the Company or any of its Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. All such current leases are, to the knowledge of the Company, in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default by the Company or any of its Subsidiaries (or event which with notice or lapse of time, or both, would constitute such a material default).

               (b) To the knowledge of the Company, the Company and each of its Subsidiaries, if any, has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financial Statements or in Schedule 2.13(b) and except for Liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

        2.14 Intellectual Property.

               (a) For the purposes of this Agreement, the following terms have the following definitions:

                      (i) "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, drug candidates, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; and (g) any similar or equivalent rights to any of the foregoing anywhere in the world.

                      (ii) "Company Intellectual Property" shall mean that Intellectual Property owned by, or exclusively licensed to, the Company or any of its Subsidiaries that is set forth on Schedule 2.14(a).

                      (iii) "Company Registered Intellectual Property" means those United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; and (c) registered copyrights and applications for copyright registration that are listed on
Schedule 2.14(b).

               (c) Schedule 2.14(c) lists all non-routine proceedings or actions known to the Company before any court, tribunal (including the United States Patent and Trademark Office ("PTO") or equivalent authority anywhere in the world) related to any Company Intellectual Property. To the knowledge of the Company, no Company Intellectual Property is the subject of any non-routine proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property.

               (d) With respect to (i) each item of Company Registered Intellectual Property, necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent authorities in the United States for the purposes of maintaining such Company Registered Intellectual Property and (ii) those patents set forth on Schedule 2.14(d)(ii) ("Company Core Intellectual Property"), no information material to patentability under applicable law has been withheld from the examining office that would constitute fraud or inequitable conduct. Claims 2 and 3 in United States Patent No. 4,675,382, claims 17 through 21, 32 and, as each claim depends from claim 32, claims 34 through 39 in United States Patent No. 5,703,039, claims 17 through 21, 32, 39 and, as each claim depends from claim 39, claims 41 and 42 in United States Patent No. 5,677,148 and claims 17 through 21 and 32 in United States Patent No. 5,616,482 (I) are valid over the prior art made of record in and/or considered by the examining office in connection therewith and
(II) the supporting specifications comply in all material respects with applicable law, in each case to the extent that such claims read upon making, using or selling DAB389IL-2.

               (e) The Company and each of its Subsidiaries owns and has good and exclusive title free and clear of any Lien to all Company Registered Intellectual Property listed on Schedule 2.14(b), that is owned by the Company (for purposes of this Section 2.14(e), joint ownership with third parties of such Company Registered Intellectual Property constitutes "good and exclusive title").

               (f) [reserved]

               (g) To the extent that any work, invention, or material has been developed or created by a third party for the Company or any of its Subsidiaries, the Company and each of its Subsidiaries has a written agreement with such third party with respect thereto and the Company and each of its Subsidiaries thereby has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all Company Intellectual Property in such work, material or invention by operation of law or by valid assignment or by agreement, as the case may be.

               (h) Except as set forth on Schedule 2.14(i), neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property, to any third party.

               (i) Schedule 2.14(i) lists all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party that are currently in effect (i) with respect to Company Intellectual Property licensed or offered to any third party; or (ii) pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company or any of its Subsidiaries.

               (j) To the knowledge of the Company, the contracts, licenses and agreements listed on Schedule 2.14(i) are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements listed on Schedule 2.14(i). The Company and each of its Subsidiaries is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements listed on Schedule 2.14(i) and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements listed on Schedule 2.14(i) are in compliance with, and have not breached any term of, such contracts, licenses and agreements. To the knowledge of the Company, following the Closing Date the Surviving Corporation will be permitted to exercise all of the Company's and each of its Subsidiaries', if any, rights under the contracts, licenses and agreements listed on Schedule 2.14(i) to the same extent the Company and such Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional funds other than ongoing fees, royalties or payments which the Company or such Subsidiary would otherwise be required to pay.

               (k) To the knowledge of the Company, Schedule 2.14(k) lists all contracts, licenses and agreements between the Company or any of its Subsidiaries and any third party wherein or whereby the Company or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company or any of its Subsidiaries or such third party of the Intellectual Property of any third party.

               (l) The operation of the business of the Company with respect to DAB(389)IL-2, as such business currently is conducted, including the Company's design, development, manufacture, marketing and sale of DAB(389)IL-2, does not infringe or misappropriate the Intellectual Property of any third party. To the knowledge of the Company, the operation of the remainder of the business of the Company and each of its Subsidiaries, if any, as such businesses currently are conducted, including the Company's and such Subsidiary's design, development, manufacture, marketing and sale of the products, drug candidates or services (including products and drug candidates currently under development) other than DAB(389)IL-2, does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

               (m) The Company and each of its Subsidiaries, if any, (including each of their executive officers, directors and, to the knowledge of the Company, employees) has not received notice from any third party that the operation of its business or any act, product, drug candidate or service of the Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

               (n) To the knowledge of the Company, (i) no Person has or is infringing or misappropriating any Company Core Intellectual Property and (ii) there have been, and are, no claims asserted against the Company or any of its Subsidiaries or against any customer of the Company or any of its Subsidiaries, related to DAB(389)IL-2.

               (o) The Company and each of its Subsidiaries, if any, has taken measures they each deem reasonable to protect their respective rights in their respective confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company or any of its Subsidiaries. To the knowledge of the Company, neither the Company or any of its Subsidiaries, nor any employees or consultants of the Company or any of its Subsidiaries, have permitted any such confidential information or trade secrets to be used, divulged or appropriated for the benefit of Persons to the material detriment of the Company or any of its Subsidiaries.

        2.15 Agreements, Contracts and Commitments. Except as set forth on
Schedule 2.15(a), neither the Company nor any of its Subsidiaries has, or is a party to or is bound by:

                      (i) any collective bargaining agreements;

                      (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

                      (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

                      (iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to the Company or any of its Subsidiaries;

                      (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                      (vi) any fidelity or surety bond or completion bond;

                      (vii) any agreement of indemnification or guaranty;

                      (viii) any agreement, contract, commitment, transaction or series of transactions for any purpose other than in the ordinary course of the Company's or any of its Subsidiaries' business relating to capital expenditures or commitments or long-term obligations in excess of $10,000;

                      (ix) any material agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's or any of its Subsidiaries' business;

                      (x) any material mortgages, indentures, loans or credit agreements, security agreements or other arrangements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (vii) hereof;

                      (xi) any purchase order or contract for the purchase of raw materials involving $10,000 or more;

                      (xii) any distribution, joint marketing or development agreement, that has a Material Adverse Effect on the Company or any of its Subsidiaries;

                      (xiii) any assignment, license or other agreement with respect to any form of intangible property that would have a Material Adverse Effect on the Company; or,

                      (xiv) any other agreement, contract or commitment that involves $10,000 or more or is not cancelable without penalty in excess of $10,000 within thirty (30) days (collectively, any of (i) through (xiv) above shall be known as "Contracts").

Except for such alleged material breaches, violations and defaults, and events that would constitute a material breach, violation or default with the lapse of time, giving of notice, or both, all of which are noted in Schedule 2.15(b), neither the Company nor any of its Subsidiaries has materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.15(a) or Schedule 2.14(i) (any such agreement, contract or commitment, a "Contract"). The Company is in material compliance with each such Contract and, to the Company's knowledge, each such contract is in full force and effect and, except as otherwise disclosed in Schedule 2.15(b), is not subject to any default thereunder of which the Company or any of its Subsidiaries has knowledge by any party obligated to the Company or any of its Subsidiaries pursuant thereto.

        2.16 Interested Party Transactions. Except as set forth on Schedule 2.16, no officer, director or, to the knowledge of the Company, stockholder of the Company or any of its Subsidiary (nor, to the Company's knowledge, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has directly or indirectly, (i) a material economic interest in any entity which furnishes or sells, services, drug candidates or products that the Company or any of its Subsidiaries furnishes or sells or proposes to furnish or sell, (ii) a material economic interest in any entity that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services, or
(iii) a beneficial interest in any contract or agreement set forth in Schedule 2.14(i) or filed as an exhibit to a SEC Document; provided, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.16.

        2.17 Compliance with Laws. The Company and each of its Subsidiaries has complied in all respects with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, the failure to comply with which would have a Material Adverse Effect.

        2.18 Litigation. Except as set forth in Schedule 2.18, there is no action, suit or proceeding of any nature pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or Joint Ventures, their respective properties or any of their respective officers or directors, in their respective capacities as such. There is no investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or Joint Ventures, their respective properties or any of their respective officers or directors by or before any governmental entity. To the knowledge of the Company, no governmental entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries or Joint Ventures to conduct the Company's, such Subsidiary's or such Joint Venture's respective businesses in the present manner or style thereof. No order of any governmental entity exists that would restrict the ability of the Company, any of its Subsidiaries or Joint Ventures to conduct the Company's, such Subsidiary's or such Joint Venture's respective research, development and manufacturing activities in the present manner or style thereof. For purposes of this Section 2.18, "investigation" shall not include ordinary and routine compliance inspections or audits or inspections in connection with receipt of regulatory approval.

        2.19 Insurance. The Company has provided Parent with true and correct copies of the insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and any of its Subsidiaries, if any (collectively, the "Company Insurance Policies"). As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries pending under any of the material Company Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such material Company Insurance Policies have been paid and, to the knowledge of the Company, the Company and its Subsidiaries, if any, are otherwise in material compliance with the terms of such policies (or other policies and providing substantially similar insurance coverage). As of the date of this Agreement, the Company does not know of any threatened termination of, or material premium increase with respect to, any of its material Company Insurance Policies.

        2.20 Minute Books. The minute books of the Company and each of its Subsidiaries, if any, made available to counsel for Parent are the only minute books of the Company and such Subsidiary and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company and such Subsidiary.

        2.21 Relationships With Suppliers and Licensors. No current supplier to the Company or any of its Subsidiaries has notified the Company or such Subsidiary of an intention to terminate or substantially alter its existing business relationship with the Company or such Subsidiary, nor has any licensor under a license agreement with the Company or any of its Subsidiaries notified the Company or such Subsidiary of an intention to terminate or substantially alter the Company's or such Subsidiary's rights under such license, which termination or alteration would have a Material Adverse Effect on the Company.

        2.22 Environmental Matters.

               (a) Except as set forth on Schedule 2.22(a), neither the Company nor any of its Subsidiaries is to the knowledge of the Company in violation of any Federal, state or local Environmental Law (as defined below), which violation could reasonably be expected to result in a Material Adverse Effect on the Company. Except as set forth on Schedule 2.22(a), neither the Company, any of its Subsidiaries nor any third party has, to the knowledge of the Company, used, released, discharged, generated, manufactured, produced, stored, or disposed of in, on, under or about its owned or leased property or other assets, or transported thereto or therefrom, any Hazardous Materials (as defined below) in a manner that could reasonably be expected to subject the Company or any Subsidiary to a material liability under any Environmental Law; to the knowledge of the Company, there are no, nor has there ever been, underground tanks, whether operative or temporarily or permanently closed, located on its owned or leased property or other assets; to the knowledge of the Company, there are no, nor has there ever been, polychlorinated biphenyls ("PCBs") or items containing PCBs used, stored or present at, on or, to the knowledge of the Company, near its owned or leased property or assets; and, to the knowledge of the Company, there is or has been no condition, circumstance, action, activity or event that could reasonably be expected to form the basis of any violation of, or material liability to the Company or any of its Subsidiaries under, any local, state or Federal Environmental Law.

               (b) The Company has not within five (5) years preceding the date hereof received any written notice, demand, citation, summons, complaint or order and, to the Company's knowledge, no proceeding, investigation or review is pending or overtly threatened by any local, state or Federal governmental entity or non-governmental third-party with respect to the presence or release of any Hazardous Material in, on, from or to the Company or any Subsidiary's owned or leased property.

               (c) For purposes of this Agreement, (i) "Environmental Law" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.) ("CERCLA"); the Federal Clean Water Act (33 U.S.C. Section 1251, et seq.); the Federal Clean Air Act (42 U.S.C. Section 7401); Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.); Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.); Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA"); and Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.), together with applicable state and local laws of similar substance, and (ii) "Hazardous Materials" shall mean substances defined as "hazardous substances," "hazardous materials," or "toxic substances" in CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.) and RCRA; those substances defined as "hazardous waste," "hazardous materials" or "regulated substances" by RCRA; those substances designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317); those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Section 6 or 7 of the Toxic Substances Control Act (15 U.S.C. Sections 2605, 2606); those substances defined as a pesticide pursuant to
Section 136(u) of the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136(u)); those substances defined as hazardous waste constituents in 40 CFR 260.10, specifically including Appendix VII and VIII of Subpart D of 40 CFR 261; and those substances defined by the Atomic Energy Act of 1954, as amended (42 U.S.C. Sections 3011, et seq., as amended) as a source, special nuclear or by-product material; and in the regulations adopted and publications promulgated pursuant to said laws.

        2.23 Brokers' and Finders' Fees; Third Party Expenses. Except pursuant to the engagement of Lehman Brothers Incorporated and Shoreline Pacific (the "Company Financial Advisors") pursuant to engagement letters dated April 30, 1998, and October 1, 1997, respectively, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.23 sets forth the Company's current reasonable estimate of all Third Party Expenses expected to be incurred by the Company and any Subsidiary in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

        2.24 Permits and Licenses; No Debarment.

               (a) Schedule 2.24 contains a complete and correct copy of (i) each pending application or registration for governmental approval and each governmental approval held by the Company or any of its Subsidiaries to develop, manufacture, test (including, without limitation, preclinical tests and clinical trials), import, export, store, market and sell the Company's or any Subsidiary's products or drug candidates, and (ii) the most recent report by or on behalf of the FDA or any other governmental body involving or relating to any facility inspection of the Company's or any Subsidiary's facilities. Except as set forth in Schedule 2.24, (i) the Company and each of its Subsidiaries possesses such governmental approvals from all governmental bodies including, without limitation, all FDA approvals, necessary to permit the operation of its business in the manner as the same is currently conducted, and to operate, own or occupy its properties, (ii) there have been no product recalls, field corrective activity, medical device reports, warning letters or administrative actions by the FDA or any other governmental body, and
(iii) to the knowledge of the Company, (aa) there is no administrative action pending or threatened for the revocation of any such governmental approval and
(bb) assuming the obtaining of the authorizations, consents, approvals and other actions listed in Schedule 2.24, no governmental approval by any governmental body having jurisdiction over the operation of the Company's or any Subsidiary's business, whether in whole or in part, will be revoked, or become ineffective or subject to revocation, as a consequence of the transactions contemplated by this Agreement.

               (b) Neither the Company nor any of its Subsidiaries (i) has been debarred or received notice of action or threat of action with respect to its debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335(a) and (b), or (ii) to the Company's knowledge, has used in any capacity the services of any individual, corporation, partnership or association which has been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335(a) and (b).

        2.25 Employee Matters and Benefit Plans.

               (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.25(a)(i) below (which definition shall apply only to this Section 2.25), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                      (i) "Affiliate" shall mean any other Person under common control with or otherwise required to be aggregated with the Company or any Subsidiary as set forth in Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

                      (ii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Subsidiary or any Affiliate has or may have any material liability contingent or otherwise;

                      (iii) "Employee" shall mean any current, former or retired employee, officer, or director of the Company or any Subsidiary or any Affiliate;

                      (iv) "Employee Agreement" shall refer to any material management, employment, severance, consulting, relocation, repatriation, expiration, visas, work permit or similar agreement or contract between the Company or any Subsidiary or any Affiliate and any Employee or consultant that is not a Company Employee Plan;

                      (v) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                      (vi) "IRS" shall mean the Internal Revenue Service;

                      (vii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Sections 3(37) and 4001(a)(3) of ERISA; and

                      (viii) "Pension Plan" shall refer to each Company and Subsidiary Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

               (b) Schedule. Schedule 2.25(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Except as set forth on Schedule 2.25(b), neither the Company nor any of its Subsidiaries has any announced plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

               (c) Documents. The Company has provided to Parent correct and complete copies of all material documents embodying or relating to each Company Employee Plan and each Employee Agreement including: (i) all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any Subsidiary; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

               (d) Employee Plan Compliance. (i) The Company and each of its Subsidiaries, if any, has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) to the knowledge of the Company, no "prohibited transaction," within the meaning of
Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) to the knowledge of the Company, there are no material actions, suits or claims pending, or threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to the Company or any of its Subsidiaries, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) to the knowledge of the Company, there are no inquiries or proceedings pending or threatened by the IRS or DOL with respect to any Company Employee Plan; (vi) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any penalty or tax with respect to any Company Employee Plan under
Section 402(i) of ERISA or Section 4975 through 4980 of the Code; and (vii) all contributions, including any top heavy contributions, required to be made by the Company or any ERISA affiliate to any Company Employee Plan have been made or shall be made on or before the Closing Date.

               (e) Pension Plans. Neither the Company nor any of its Subsidiaries currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

               (f) Multiemployer Plans. At no time has the Company or any of its Subsidiaries contributed to or been requested to contribute to any Multiemployer Plan.

               (g) No Post-Employment Obligations. Except as set forth on
Schedule 2.25(g) or as required by local, state or federal law, no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, including continuation health care coverage under Section 4980B of the Code, and the Company and each of its Subsidiaries, if any, has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment.

               (h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (i) Employment Matters. The Company and each of its Subsidiaries, if any, (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
(iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

               (j) Labor. No work stoppage or labor strike against the Company or any Subsidiary is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, administrative proceeding or litigation relating to labor, safety, employment practices or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any Subsidiary.

        2.26 Employees. To the knowledge of the Company, (i) no employees of the Company or any Subsidiary are in material violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or such Subsidiary or to the use of trade secrets or proprietary information of others,
(ii) as of the date hereof, no employees have given notice to the Company or any Subsidiary, nor is the Company or any Subsidiary otherwise aware, that any such employee intends to terminate his or her employment with the Company or any Subsidiary and (iii) as of the Closing Date, there have been no terminations of employment with the Company or any of its Subsidiaries that would have a Material Adverse Effect.

        2.27 Distribution of Merger Consideration. The Merger Consideration, when distributed in accordance with Sections 1.7 and 1.8, will have been distributed to the holders of Company Capital Stock in accordance with the provisions of the Company's Certificate of Incorporation in effect immediately prior to the Effective Time and any other document or agreement among the Company and such holders related to the distribution of the Merger Consideration. No holder of Company Capital Stock shall have any claims against Parent in connection with the distribution of the Merger Consideration by the Exchange Agent to the extent that the Exchange Agent receives and distributes the Merger Consideration in accordance with the terms hereof, except as provided herein.

        2.28 Disclosure Documents. None of the information supplied or to be supplied by the Company for inclusion in (i) the proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Proxy Statement"), and (ii) any registration statement on Form S-4 or other appropriate registration form to be filed with the SEC by Parent in connection with the offer and issuance of the Parent Common Stock in or as a result of the Merger (each, a "Registration Statement"), including the Proxy Statement included therein, will, in the case of the Proxy Statement, at the time of mailing of the Proxy Statement to stockholders of the Company, contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of each Registration Statement, at the time each such Registration Statement becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder applicable to the Company, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion therein and no representation is made by the Company with respect to any forward-looking information, budgets or projections which may have been supplied by the Company.

        2.29 Opinion of Lehman Brothers. The Company has received the opinion of Lehman Brothers to the effect that, as of May 1, 1998, the Merger Consideration is fair, from a financial point of view, to the common shareholders of the Company.

        2.30 Representation Complete. None of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in any schedule or certificate furnished by the Company pursuant to this Agreement contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The Company has disclosed to Parent all facts that are known to the Company to be material (individually or in the aggregate) to the business, assets, liabilities, financial condition, prospects or operations of the Company and each Subsidiary taken together.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby represent and warrant to the Company, as of the date of this Agreement and as of the Closing Date, except as otherwise expressly provided herein, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate schedule or section number) supplied by Parent to Company (the "Parent Schedules") and dated as of the date hereof and updated as of the Closing Date by mutual agreement of the Parent and Company, as follows:

        3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own, operate and lease its properties and to carry on its business as now being conducted and is duly qualified or licensed to conduct its business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a Material Adverse Effect on Parent or Merger Sub. Parent has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to the Company. Merger Sub has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to the Company.

        3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by the Parent and Merger Sub does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) assuming compliance with the matters referred to in the next succeeding sentence, (a) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Merger Sub or any of their respective Subsidiaries or Joint Ventures except for any such contravention, conflict or violation that does not have a Material Adverse Effect on Parent or Merger Sub, as applicable; or (b) constitute a default under or give rise to a termination, cancellation, acceleration or loss of any material benefit under any material agreement, contract or other instrument binding upon Parent, Merger Sub or any of their respective Subsidiaries or Joint Ventures or any material license, franchise, permit or other similar authorization held by Parent, Merger Sub or any of their respective Subsidiaries or Joint Ventures; or (iii) result in the creation or imposition of any material Lien on any material asset of Parent or Merger Sub or any of their respective Subsidiaries or Joint Ventures. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, country, local or foreign governmental authority, instrumentality, agency or commission or any shareholder of

Parent or Merger Sub or any third party (so as not to trigger any Conflict) is required by or with respect to the Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Agreement with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder; (iii) compliance with any applicable requirements of the 1933 Act, and the rules and regulations promulgated thereunder, (iv) compliance with any applicable foreign or state securities or "blue sky" laws; (v) compliance with any applicable requirements of the HSR Act; (vi) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain would not materially and adversely affect the ability of the Company, Parent or Merger Sub to consummate the Merger; or (vii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 3.2.

        3.3 Capital Structure.

               (a) The authorized stock of Parent consists of 80,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of December 31, 1997 there were issued and outstanding:

                      (i) 38,504,459 shares of Parent Common Stock;

                      (ii) No shares of Preferred Stock;

                      (iii) Options to purchase an aggregate of 4,068,506 shares of Parent Common Stock (of which such options to purchase an aggregate of 2,442,187 shares of Parent Common Stock were exercisable);

                      (iv) Warrants to purchase an aggregate of 6,606,094 shares of Parent Common Stock (of which all such Warrants were exercisable) and an aggregate principal amount of $6,250,000 of convertible promissory notes convertible into 558,991 shares of Parent Common Stock; and

                      (v) an aggregate principal amount of $50 million of 7-1/2% Convertible Subordinated Debentures of Glycomed, Inc., a wholly owned subsidiary of Parent, convertible into 1,885,370 shares of Parent Common Stock.

               All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Except as set forth in this Section 3.3 and except for changes since December 31, 1997 resulting from the issuance or exercise of stock options and stock purchase rights to or by employees, directors and consultants in the ordinary course of business consistent with past practice, as of the date hereof there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent and (iii) no options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Parent (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Parent Securities"). Except as disclosed above and in SEC Documents filed by Parent, as of the date hereof there are no outstanding obligations of Parent or any of its Subsidiaries or Joint Ventures to issue or to repurchase, redeem or otherwise acquire any Parent Securities.

               (b) The shares of Parent Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Parent has reserved and will keep reserved sufficient shares of Parent Common Stock for issuance in connecting with payment of the Closing Consideration and Milestone Consideration.

               (c) The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, all of which are issued and outstanding and are held by Parent.

        3.4 SEC Documents; Parent Financial Statements. As of the date hereof, Parent has furnished or made available to the Company true and complete copies of all SEC Documents previously filed by it with the SEC under the 1933 Act and the Exchange Act. As of their respective filing dates, all such SEC Documents of Parent complied in all material respects with the requirements of the 1933 Act or the Exchange Act, as the case may be, and none of such SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of Parent, including the notes thereto, included in the aforesaid SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). As of the date hereof, there has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

        3.5 No Material Adverse Change. Since the date of the balance sheet included in the Parent's most recently filed report on Form 10-K (the "Parent Balance Sheet") and continuing through the date hereof, Parent has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets (including intellectual property assets) or business of Parent or any of its Subsidiaries or Joint Ventures; (b) any amendment or change in the Certificate of Incorporation or Bylaws of Parent or any of its Subsidiaries or Joint Ventures, or Merger Sub (with respect to Merger Sub, since the date of its incorporation); or (c) any damage to, destruction or loss of any assets of Parent or any of its Subsidiaries or Joint Ventures (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Parent or any of its Subsidiaries or Joint Ventures. Since December 31, 1997 and continuing through the Effective Time, there has not occurred delisting or suspension of the trading of Parent's Common Stock on the Nasdaq National Market.

        3.6 Litigation. As of the date hereof, there is no material action, suit or proceeding of any nature pending or to the knowledge of Parent threatened against Parent or Merger Sub, any of their respective Subsidiaries or Joint Ventures, their respective properties or any of their respective officers or directors, in their respective capacities as such. As of the date hereof, there is no material investigation pending or to the knowledge of Parent threatened against Parent or Merger Sub, any of their respective Subsidiaries or any Joint Ventures, any of their respective properties or any of their respective officers or directors by or before any Governmental Entity. To the knowledge of Parent, as of the date hereof no Governmental Entity has at any time challenged or questioned the legal right of Parent or Merger Sub, or any of their respective Subsidiaries or Joint Ventures to conduct research, development and manufacturing activities in the present manner or style thereof.

        3.7 Disclosure Documents. None of the information supplied or to be supplied by Parent for inclusion in (i) the Proxy Statement, and (ii) any Registration Statement, including the Proxy Statement included therein, will, in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of each Registration Statement, at the time each such becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Registration Statement will comply as to form in all material respects with the provisions of the 1933 Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to information supplied by the Company for inclusion therein and no representation is made by Parent with respect to any forward-looking information, budgets or projections which may have been supplied by Parent.

        3.8 Ownership of Company Stock. As of the date hereof, and during the three (3) year period immediately preceding the date hereof, neither Parent or Merger Sub nor, to the Company's knowledge, any affiliate or associate (as defined in Section 203 of Delaware Law) thereof is an "interested stockholder" of the Company within the meaning of Section 203 of the Delaware Law.

        3.9 Subsidiaries and Joint Ventures.

                      (a) Schedule 3.9 sets forth, as of the date hereof, the name and respective jurisdiction of incorporation or organization of all Subsidiaries and Joint Ventures of Parent. Each of the Subsidiaries of Parent as of the date hereof is a corporation or other entity duly incorporated or otherwise organized, validly existing in good standing (or local law equivalent) under the laws of its jurisdiction of organization. Each of the Subsidiaries of Parent as of the date hereof has the corporate power and authority to own and lease the properties and assets it now owns and leases and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted. Parent has heretofore delivered to the Company true, correct and complete copies of the Articles of Incorporation, Bylaws, or equivalent governing instruments, each as amended to the date hereof, for each such Subsidiary. Each of the Subsidiaries of Parent as of the date hereof is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the failure to be so licensed or qualified and in good standing would have a Material Adverse Effect.

                      (b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Parent that is owned by Parent, directly or indirectly, is as of the date hereof free and clear of any material Lien and free of any other material limitation or restriction on Parent's rights as owner thereof (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than those imposed by applicable law. As of the date hereof, there are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities or equity interests of any Subsidiary of Parent. As of the date hereof, the ownership interests of Parent in any Joint Ventures are owned by Parent free and clear of any Liens, limitations, restrictions, options, calls or commitments, other than those that are immaterial.

        3.10 Compliance with Laws. As of the date hereof, Parent, Merger Sub and each of their respective Subsidiaries has complied in all respects with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, the failure to comply with which would have a Material Adverse Effect.

        3.11 Minute Books. The minute books of Parent and each of its Subsidiaries (other than Ligand Pharmaceuticals (Canada) Inc. ("Ligand Canada")) made available to counsel for the Company prior to the date hereof are, as of the date hereof, the only minute books of Parent and such Subsidiaries and contain, as of the date hereof, a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Parent and such Subsidiaries. Parent represents and warrants that the Board of Directors and shareholders of Ligand Canada have authorized and approved any action of Ligand Canada that would require such authorization or approval, and that there is nothing set forth in such minutes, or that should have been recorded in such minutes, that would have a Material Adverse Effect on Ligand Canada or would adversely affect the consummation of the Merger or other transactions contemplated hereby.

        3.12 No Undisclosed Liabilities. Except as disclosed in the Parent Balance Sheet, as of the date hereof, there are no liabilities of Parent or any of its Subsidiaries or Joint Ventures of any kind whatsoever that are, individually or in the aggregate, material to Parent and its Subsidiaries and Joint Ventures taken as a whole, other than (a) liabilities disclosed or provided for in the Parent Balance Sheet or liabilities of a nature not required to be disclosed in a balance sheet under generally accepted accounting principles; (b) liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet; and (c) liabilities under this Agreement, the Marathon Agreement and as previously described by Parent to the Company arising in connection with the agreement between Ligand and Lilly dated the date hereof or incurred in connection with the transactions contemplated hereby or thereby.

        3.13 Restrictions on Business Activities. Except as disclosed in the Parent's Annual Report on Form 10-K for the year ended December 31, 1997 or as set forth on Schedule 3.13, as of the date hereof, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Parent or Merger Sub, or any of their respective Subsidiaries or Joint Ventures is a party or otherwise binding upon Parent or Merger Sub, or any of their respective Subsidiaries or Joint Ventures which has or reasonably could be expected to have the effect of prohibiting or materially impairing the ability of Parent, any of its Subsidiaries or Joint Ventures to conduct its business as currently conducted or any acquisition of property (tangible or intangible) by Parent or any of its Subsidiaries or Joint Ventures.

        3.14 Representations Complete. None of the representations and warranties made by Parent or Merger Sub (as modified by the Parent Schedules), nor any statement made in any schedule or certificate furnished by Parent or Merger Sub pursuant to this Agreement, or included in any Registration Statement, contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading. Parent has, as of the date hereof, disclosed to the Company all facts that are known to Parent to be material (individually or in the aggregate) to the business, assets, liabilities, financial condition, prospects or operations of Parent, Merger Sub and each of their respective Subsidiaries taken together.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving or adversely affecting the Company or its business. Except as expressly contemplated by this Agreement or the Accord and Satisfaction Agreement, the Company shall not, without the prior written consent of Parent:

               (a) Enter into any commitment, activity or transaction that creates an obligation that will continue to bind the Company or any of its Subsidiaries after the Closing Date, which commitment, activity or transaction is not in the ordinary course of business as conducted on the Company Balance Sheet Date and consistent with the Company's past practices;

               (b) Transfer to any Person or entity any rights to any Company Intellectual Property;

               (c) Enter into, amend, willfully violate the terms of, fail to perform under or terminate any material agreement, including, without limitation, any agreement pursuant to which (i) any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products or drug candidates of the Company or (ii) the Company is granted exclusive rights in a geographical area or field of use;

               (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business consistent with the Company's past practices, or willfully violate the terms of, any of the material agreements set forth or described in the Company Schedules;

               (e) Amend or otherwise modify (or agree to do so), or willfully violate the terms of, any of the agreements set forth or described in Schedule 2.13(i);

               (f) Settle or compromise, or agree to settle or compromise, any suit or other litigation matter or matter in an arbitration proceeding for any material amount (after taking into account any insurance proceeds to which the Company is entitled) or otherwise on terms which would have a Material Adverse Effect on the Company;

               (g) Except as contemplated by the Accord Agreement, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor);

               (h) Grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Securities, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities; except for (i) the issuance of shares of Company Capital Stock upon exercise or conversion of Company Options or Company Warrants outstanding at the date of execution of this Agreement, (ii) options required to be issued by the Company pursuant to employment or consultant agreements with certain key executive officers and consultants in effect as of the date hereof, or (iii) additional options exercisable into not more than 200,000 shares of Company Common Stock, in the aggregate;

               (i) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

               (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

               (k) Knowingly fail in any material respect to comply with any laws, ordinances, regulations or other governmental restrictions applicable to the Company;

               (l) Sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business and consistent with past practice;

               (m) Make loans or advances or incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness or guarantee such indebtedness or issue or sell any of its debt securities or guarantee, endorse or otherwise become responsible for the obligations of others;

               (n) Grant any severance or termination pay to any director, officer, employee or consultant, except (i) payments made pursuant to written agreements outstanding on the date hereof (which agreements are disclosed on Schedule 4.1(n)) or (ii) other payments disclosed on Schedule 4.1(n)) ("Severance Payments");

               (o) Adopt or amend any employee benefit plan, program, policy or arrangement, or enter into any employment contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant in excess of an aggregate of $75,000, or increase the salaries or wage rates of its employees, except pursuant to payments under the Accord and Satisfaction Agreement;

               (p) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice, so as to result in a Material Adverse Effect to the Company;

               (q) Pay, discharge or satisfy, in an amount in excess of $10,000 in any one case, or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements, other than Third Party Expenses which shall be paid pursuant to Section 5.5 of this Agreement;

               (r) Fail to pay Taxes when due, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes to the extent that any of the foregoing would have a Material Adverse Effect on the Company; provided, however, that the consent of Parent shall not be unreasonably withheld;

               (s) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

               (t) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith and except such obligations as are due under the Service Agreement;

               (u) Waive or commit to waive any rights with a value in excess of $10,000 in any one case, or $25,000 in the aggregate;

               (v) Cancel, modify, reduce or renew at rates not substantially similar to those rates in recent prior years any of its existing liability insurance, including without limitation existing directors' and officers' liability insurance, except an extension of the existing directors' and officers' liability insurance for two years following the Closing Date at a cost to the Company not to exceed $350,000, which extension the Company shall be free to obtain without the consent of Parent or Merger Sub;

               (w) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds an interest on the date hereof;

               (x) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (w) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

        4.2 Conduct of Business of Parent. Except as expressly contemplated by this Agreement, the Parent shall not, without the prior written consent of the
Company:

               (a) Adopt any changes in its Amended and Restated Certificate of Incorporation or Bylaws that in any respect adversely affects the rights of the holders of Parent Common Stock or adversely affects the ability of Parent to consummate the transactions contemplated hereby; or

               (b) Take any action that would result in a failure to maintain the trading of Parent Common Stock on the Nasdaq National Market without causing such stock to be listed for trading on a national securities exchange at or prior to the termination of its trading on the Nasdaq National Market.

        4.3 Other Offers. From the date hereof until the termination of this Agreement, the Company and the officers, directors, employees or other agents of the Company will not, directly or indirectly, take any action to solicit, initiate or encourage the making of any Acquisition Proposal (as hereinafter defined); provided, however, that the Board of Directors of the Company may engage in negotiations with, or disclose any nonpublic information relating to the Company or afford access to the properties, books or records of the Company to, any person or entity that informs the Board of Directors that it is considering making, or has made, an Acquisition Proposal. Until this Agreement shall be terminated, the Company will not enter into any agreement to merge or consolidate with, or sell a substantial portion of its assets to, any person or entity. The Company will promptly notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors that it is considering making, or has made, an Acquisition Proposal. The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or the acquisition of a majority by voting power of the outstanding shares of Company Capital Stock or a majority of the assets of the Company, other than the transactions contemplated by this Agreement.

        4.4 Employee Releases. Prior to the Effective Time, the Company shall not grant severance rights or make Excess Severance Payments to any person employed by the Company without such person executing a general release and waiver, effective upon receipt of such payment, in a form reasonably acceptable to Parent of all claims arising out of the relationship of employment, the termination of employment or any matter arising out of the employee's relationship with the Company or the transactions contemplated by this Agreement, other than any rights the employee may have to receive a portion of the Merger Consideration as a holder of any Company Capital Stock. For purposes of this Agreement, "Excess Severance Payments" shall mean severance payments to a person in excess of amounts typically paid by the Company to an employee of similar rank and seniority as such person.

        4.5 Option and Asset Purchase Agreement. Parent shall not exercise its Option (as defined under the Purchase Agreement (as defined herein)) or otherwise acquire any right, title or interest in or to Marathon or its assets or businesses prior to the Closing Date.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

        5.1    Stockholders' Meeting; Proxy Material; Registration Statement.

               (a) If the Merger Consideration is to consist of Parent Common Stock, Parent shall reserve sufficient shares of Parent Common Stock for issuance in or as a result of the Merger and, prior to the Closing Date, Parent
(i) shall prepare and file with the SEC all Registration Statements necessary to provide that all Parent Common Stock issued as part of the Merger Consideration is freely tradable, except as contemplated by Section 5.1(c) of this Agreement or Rule 145 under the 1933 Act, and subject to the prospectus delivery requirements of the 1933 Act, and shall use its best efforts to cause such Registration Statements to be declared effective, (ii) shall take such actions as are necessary to qualify such shares of Parent Common Stock for sale under applicable foreign or state securities or "blue sky" laws, and, in the case of both clause (i) and (ii), to maintain in effect such registrations and qualifications until the later of (A) six (6) months following the date of payment of the Milestone Consideration pursuant to Section 1.6, and (B) the second anniversary of the Closing Date, and
(iii) shall take such actions as are necessary to authorize such shares for listing on the Nasdaq National Market upon official notice of issuance.

               (b) The Company shall cause a meeting of its stockholders to be duly called and held as soon as practicable following the effectiveness of all the Registration Statements for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Board of Directors of the Company shall, subject to its fiduciary duties, recommend approval and adoption of such matters by the Company's stockholders. In connection with such meeting, Parent and the Company:

                      (i) will together promptly prepare and file with the SEC the Proxy Statement and will use their best efforts to have cleared by the SEC the Proxy Statement; and

                      (ii) will otherwise comply with all legal requirements applicable to such meeting.

               In connection with such meeting, the Company (i) will mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for such meeting; and (ii) will use its best efforts, subject to
Section 4.3, to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby.

               (c)    Lock-Up of Parent Common Stock.

                      (i) If any Stock Consideration is paid pursuant to Section
1.6 above, shares of Parent Common Stock issued in the Merger to the holders of Company Capital Stock described in Section 5.1(c)(ii) below shall be subject to lock-up for periods specified in Section 5.1(c)(ii) below, and such holder of any Company Capital Stock that receives any shares of Parent Common Stock in the Merger shall not, to the extent requested by Parent, directly or indirectly, sell, transfer or otherwise dispose of, or offer or contract to sell, transfer or otherwise dispose of, any Parent Common Stock received by such holder in the Merger at any time during such period ("Lock-Up"). In order to enforce the foregoing restriction on transfer, the Company may impose stop-transfer instructions with respect to the Parent Common Stock issued to such stockholders issued in the Merger until the end of such period.

                      (ii) That portion of the shares of Parent Common Stock issued in the Merger to Boston University as Stakeholder Closing Consideration, if any, shall be subject to Lock-Up until the later of (A) the second anniversary of the Closing Date and (B) the first anniversary of the date of issuance of such Parent Common Stock. All shares of Parent Common Stock issued in the Merger to Eli Lilly and Company ("Lilly") shall be subject to the restrictions on transfer set forth in Section 4.1 of that certain Stock Purchase Agreement dated November 25, 1997 between Parent and Lilly as if such shares of Parent Common

Stock were shares pursuant to such agreement. Finally, all shares of Parent Common Stock issued in the Merger to Company Financial Advisors and fifty percent (50%) of the shares of Parent Common Stock issued in the Merger to management of the Company, including, without limitation, any shares of Parent Common Stock delivered to the Escrow Agent pursuant to Section 1.13(b)(ii), shall be subject to Lock-Up for a period of ninety (90) days from the date of issuance of such shares.

               (d) Additional Assurances. Each party, at the request of the other, shall use its reasonable efforts to cause the its stockholders to execute and deliver such instruments and do and perform such acts and things as may be necessary or desirable for complying with all applicable securities laws and state corporate law.

        5.2 Access to Information. Each party shall afford the others and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as the others may reasonably request; provided however, neither party shall be required to permit any inspection, or to disclose any information, which in the reasonable judgment of such party would result in the disclosure of any trade secrets of third parties or violate any obligation of such party with respect to confidentiality, or constitute a waiver of attorney-client or other privilege of such party. Consistent with such obligations, such party must provide a summary description of items subject to non-disclosure. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions of the parties to consummate the Merger.

        5.3 Confidentiality. (a) Except as and to the extent required by law, the parties hereto will not disclose or use, and will direct their respective representatives not to disclose or use to the detriment of the other parties, any Confidential Information (as defined below) with respect to such other party furnished, or to be furnished, by such other party or its representatives to the disclosing party or its representatives at any time or in any manner other than in connection with the transaction contemplated in this Agreement. For purposes of this Agreement, "Confidential Information" means any information about Parent, Merger Sub, the Company or any Subsidiary or Joint Venture stamped "confidential" or identified in writing as such promptly following its disclosure, unless (a) such information is already known to the party receiving such information or its representatives or to others not bound by a duty of confidentiality as demonstrated by its written records or such information becomes publicly available through no fault of the party receiving such information or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings; provided that in cases described above in (b) or (c), the non-disclosing party shall be informed of such required disclosure prior to its disclosure and shall have the opportunity to comment on any required disclosure so as to minimize the disclosure of Confidential Information.

               (b) Upon termination of this Agreement, the party receiving any such Confidential Information shall (a) return to the party disclosing the same, or shall destroy in a manner satisfactory to such disclosing party, all tangible forms of such Confidential Information, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies and analyses prepared by or on behalf of the receiving party or any of its directors, officers, employees, advisors or representatives that incorporate or are derived from such Confidential Information, and (b) immediately cease, and shall cause its directors, officers, employees, advisors and representatives to cease, use of such Confidential Information as well as any information or materials that incorporate or are derived from such Confidential Information.

        5.4 Intellectual Property. Parent and Company each agree that prior to the Merger, any and all Intellectual Property, including trade secrets, created or developed by either party shall remain the exclusive property of the party who created or developed such property, notwithstanding the sharing of information prior to the Merger.

        5.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting, investment banking, broker and finder fees and expenses and all other fees and expenses of third parties (collectively, "Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses.

        5.6 Public Disclosure. Each of Parent and the Company shall use all reasonable efforts to consult with the other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law upon the advice of counsel, the rules of any market or stock exchange on which the securities of the Company or Parent, as the case may be, are listed or, if applicable, the rules of the Nasdaq National Market, shall use all reasonable efforts not to issue any such press release or make any such public statement prior to such consultation.

        5.7 Consents. The Company shall use its best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in Company Schedules), including without limitation, the release of security interests effected in connection with the Seragen Canada Settlement Agreement, so as to preserve all rights of and benefits to the Company thereunder.

        5.8 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

        5.9 Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its best efforts to ensure that its representations and warranties remain true and correct in all material respects at and prior to the Effective Time, except as set forth in such representation or warranty, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        5.10 Notification of Certain Matters. (a) Each of Parent and the Company shall, upon obtaining knowledge of any of the following, promptly notify the other of:

               (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger;

               (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the Merger;

               (iii) any actions, suits, claims, investigations or other judicial proceedings known to its executive officers commenced or threatened against the such party or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 2.18 or 3.6 as applicable or which relate to the consummation of the Merger;

               (v) occurrence or non-occurrence of any other event known to its executive officers which is likely to cause any representation or warranty of the such party contained in this Agreement to be materially untrue or inaccurate at or prior to the Effective Time; and

               (vi) any failure of such party known to its executive officers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

        (b) In addition to its obligations set forth in Section 5.10(a), the Company shall promptly notify Parent of any adverse determination or recommendation in connection with any governmental proceeding to license any of the Company's products, and any report filed with the FDA regarding an unexpected fatal or life-threatening experience with respect to any such product.

        (c) The delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect any remedies available to a party.

        5.11 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions and contemplated hereby.

        5.12 Company Auditors. The Company will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements of the Company (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations and (ii) the review of the Company's audit work papers for up to the past three years, including the examination of selected interim financial statements and data.

        5.13   Preclosing Company Payables; Preclosing Company Revenues.

               (a) For purposes of this Section 5.13: (i) "Preclosing Company Revenues" shall mean all revenues of the Company, including without limitation,
(A) returns of prepaid deposits, insurance premiums, the remaining balance in any bank accounts or other amounts and (B) any payments received from Lilly on or after the Closing Date whether in respect of amounts reimbursed to the Company by Lilly in the normal course of business or one-time milestone payments, of any kind or nature that would be required or permitted by generally accepted accounting principles applied in a consistent manner with the past practice of the Company to be reflected as assets on a consolidated balance sheet for the Company and its Subsidiaries as of the Closing Date; provided revenues of the Company derived from the Company's contracts with Lilly will only be included in Preclosing Company Revenues to the extent they relate to amounts actually paid by the Company prior to the Effective Time or the extent the $1.0 million milestone due upon regulatory approval of DAB389IL-2 in the United States becomes due on or before the Closing Date and is not paid on or before the Closing Date; and (ii) "Preclosing Company Payables" shall mean all payables of the Company from the date of this Agreement through the time of the Closing, including, without limitation, (A) the Company's severance obligations to its employees terminated at or prior to the Closing (subject to Section 4.4), including, without limitation, its executive officers; (B) premiums payable in connection with an extension of the existing directors' and officers' liability insurance of the Company for two years following the Closing Date at a cost to the Company not to exceed $350,000; (C) fees payable to legal counsel and accountants, but only upon delivery of a bill marked final from each such counsel and accountant; and (D) other expenses incurred in connection with the Merger, other than fees (but not the expenses of Shoreline and Lehman); provided Preclosing Company Payables shall not include distributions to be made to BU and Marathon pursuant to Section 1.7 (which are made in full and complete satisfaction of BU and Marathon payables under the Service Agreement pursuant to the Accord Agreement).

               (b) Parent shall deposit all Preclosing Company Revenues with the Escrow Agent to become part of the Escrowed Amount (as defined in the Escrow Agreement) and to be held in escrow pursuant to the Escrow Agreement. The Escrowed Amount (as defined in the Escrow Agreement) shall be applied to satisfy any Preclosing Company Payables that become payable following the Closing Date.

               (c) On the 120th day following the Closing Date, any portion of the Escrowed Amount that has not been applied to the payment of Preclosing Company Payables shall be distributed as additional Distributable Closing Consideration pursuant to the provisions of Sections 1.7(a)(i)(C)(5) through
(14) without regard to the provisos set forth in Sections 1.7(a)(i)(C)(7) through (10). The distribution of the Escrowed Amount in accordance with this provision of this Section 5.13(c) shall be without prejudice to any other rights or remedies Parent may have pursuant to the terms of this Agreement.

               (d) In the event of any dispute regarding the provisions of this
Section 5.13, such dispute may be submitted by the Surviving Corporation or any person entitled to receive Distributable Closing Consideration to the Boston, Massachusetts office of a nationally recognized accounting firm other than Ernst & Young LLP or Arthur Andersen LLP for resolution in accordance with the provisions of this Section 5.13 by notice given to, in the case of a dispute resolution proceeding initiated by the Surviving Corporation, all persons entitled to receive Distributable Closing Consideration or, in the case of a dispute resolution proceeding initiated by a person entitled to receive Distributable Closing Consideration, to the Surviving Corporation and all other persons entitled to receive Distributable Closing Consideration. Such accounting firm shall specify such procedures for the resolution of such dispute as may think appropriate for the fair and prompt resolution of the dispute.

        5.14   Marathon Service Agreement.

               (a) The Company shall maintain its Service Agreement with Marathon through January 31, 1999. The parties acknowledge and agree that the obligations of the Company pursuant to this Section 5.14 do not require the Company to pay its monetary obligations under the Service Agreement on a timely basis. The Company further agrees that if Marathon considers the Company in default or in breach other than for the failure to pay its monetary obligations under the Service Agreement and gives notice to such effect, the Company shall use its best efforts to cure any such breach or default.

               (b) The Company shall not exercise its option to purchase the assets of Marathon, as provided under the Service Agreement. The Company hereby acknowledges (i) the grant to Parent of the Option under the Purchase Agreement and (ii) the grant to Parent and the Company of the Option under the Extension Option Agreement among Marathon, the members of Marathon, the Company and Parent.

        5.15 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Merger Sub shall not issue any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any option, warrant or other right to acquire its capital stock to any person or entity other than Parent or a wholly owned subsidiary of Parent. Merger Sub shall not incur any indebtedness or liabilities of any kind except pursuant to this Agreement.

        5.16   Development Activities.

               (a) After the Effective Time through the second anniversary of the Closing Date, Parent shall undertake such tests, studies and other activities as may be required pursuant to Section 1.6(c) hereof and shall make commercially reasonable efforts (i) to perform, or cause to be performed, all such other tests, studies and other activities and (ii) to take, or cause to be taken, all such other actions, that are necessary or appropriate to obtain Final FDA Approval by the second anniversary of the Closing Date (the "Development Activities"). Parent shall perform all Development Activities in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and shall proceed diligently to obtain Final FDA Approval by allocating sufficient time, effort, equipment, and skilled personnel to complete such activities successfully and promptly. Parent shall be responsible for all costs and expenses incurred in connection with the Development Activities without any reduction in the Merger Consideration. For purposes of this Section 5.16, "commercially reasonable efforts" shall mean that level of commitment, financial and otherwise, that Parent currently dedicates to the development of and obtaining regulatory approval for its own products of comparable commercial potential and risk profile.

               (b) Parent shall maintain, or cause to be maintained, records of all of the Development Activities in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Development Activities, and which shall be retained by Parent until the fifth anniversary of the Closing Date.

               (c) In the event the Milestone Consideration is not paid, Parent will deliver a report to all persons entitled to receive such Milestone Consideration, certified by Parent's Chief Financial Officer, providing in reasonable detail sufficient information to establish that the obligations set forth in this Section and Section 1.6(c) have been fulfilled.

        5.17 FDA Contacts. Prior to the Effective Time, neither Parent nor Merger Sub shall, directly or indirectly, engage in any independent contact with the FDA regarding the Company's pending BLA. Parent shall, however, be entitled to designate, by notice given to the Company, one person to represent the Parent in connection with communications, meetings and correspondence between the Company and the FDA. Such designated representative shall be entitled to participate in all of the Company's scheduled internal planning meetings and post-FDA meeting reviews that cover substantive issues relating to the BLA and shall be entitled to participate as a passive listener on all regularly scheduled telephone conferences between the Company and the FDA that cover substantive issues relating to the BLA. The Company shall provide such designated representative with a copy of all correspondence between the Company and the FDA relating to the BLA and all substantive internal reports and memoranda generated by the Company to the extent the same relate to the BLA. Following mailing by the Company of the Proxy Statement, the aforesaid designated representative of the Parent shall be entitled to attend all meetings between Company representatives and the FDA in person and to actively participate in all regularly scheduled telephone conferences between Company representatives and the FDA.

        5.18 Payables. From the date hereof through the Closing Date, the Company shall provide to Parent, within ten (10) days of the end of a calendar month, a summary of the outstanding Preclosing Company Payables as of the end of such calendar month, including a summary of any potential or actual disputes regarding such payables. Parent shall have the right to pay any Preclosing Company Payable, in its sole discretion; provided any such payment by Parent shall be deducted from the aggregate value of Stock Consideration included in the Distributable Closing Consideration.

        5.19 Certain Escrow Amounts. Promptly following the execution of this Agreement, Mr. Prior, on behalf of himself and Dr. Nichols and Mr. Crane, and Parent shall establish separate escrow accounts pursuant to which the Prior Escrow Amount, the Nichols Escrow Amount and the Crane Escrow Amount, respectively, will be deposited pursuant to Section 1.13 of this Agreement and held in escrow. For purposes of this Agreement, the "Prior Escrow Amount" shall mean $319,600, the "Nichols Escrow Amount" shall mean $66,900 and the "Crane Escrow Amount" shall mean $20,000.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

               (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company by the requisite vote under applicable law and the Company's Certificate of Incorporation.

               (b) Government Approvals. There shall have been obtained any and all material governmental licenses, authorizations, consents and approvals of all Government Entities, and permits, approvals and consents of securities or "blue sky" commissions of any jurisdiction and of any other governmental body or agency, that may reasonably be deemed necessary so that the consummation of the Merger will be in compliance with applicable laws, the failure to comply with which would be reasonably likely to have a Material Adverse Effect on Parent, the Company or the Surviving Corporation or would be reasonably likely to subject any of Parent, Merger Sub, the Company or any of their respective directors or officers to substantial penalties or criminal liability.

               (c) Registration Statement. Any shares of Parent Common Stock to be issued in the Merger shall have been registered as required herein on a Registration Statement that has been declared effective under the 1933 Act by the SEC and the Registration Statement shall not be the subject of any stop order or proceedings seeking a stop order, and the Proxy Statement shall at the Effective Time not be subject to any proceedings commenced or threatened by the SEC.

               (d) No Injunctions or Restraints; Illegality. No statute, rule, regulation executive order, decree, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority, which prohibits the consummation of the merger (each party agreeing to use its best efforts to have such order decree or injunction lifted).

               (e) Nasdaq Listing. The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement, if any, and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

               (f) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

               (g) Approval of Office of the Attorney General of the Commonwealth of Massachusetts, Public Charities Division. The approval of the Office of the Attorney General of the Commonwealth of Massachusetts, Public Charities Division, which approval is acceptable in form and substance to Parent, shall be in full force and effect as of the Effective Time.

        6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company.

               (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on Parent; and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

               (b) Agreements and Covenants. Parent and Merger Sub shall have performed or compiled in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

               (c) Third Party Consents. The Company shall have been furnished with evidence satisfactory to it that Parent has obtained the consents, approvals and waivers set forth in Schedule 6.2(c), other than those consents, approvals and waivers the failure of which to obtain would not have a Material Adverse Effect on Parent.

               (d) Legal Opinion. The Company shall have received a legal opinion from Brobeck, Phleger & Harrison, LLP, counsel to Parent, in substantially the form attached hereto as Exhibit 6.2(d).

        6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

               (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company or Parent; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer and chief financial officer of the Company.

               (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be preformed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the chief executive officer of the Company.

               (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 6.3(c), other than those consents, approvals and waivers the failure of which to obtain would not have a Material Adverse Effect on the Company.

               (d) Legal Opinion. Parent shall have received a legal opinion from Covington & Burling, counsel to the Company, in substantially the form attached hereto as Exhibit 6.3(d).

               (e) Satisfaction of Preclosing Company Payables. The Company shall have received bills marked as final from each of its legal counsel and accountants.

               (f) General Adverse Development. There shall not have occurred any material adverse change in the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company since the date of the Company Balance Sheet which could reasonably be expected to result in a diminution of the value of the Company by Five Million Dollars ($5,000,000) or more; provided, however, that any developments, or the absence of any developments, with respect to the FDA's review of the Company's BLA for DAB389IL-2 for CTCL shall not be a condition to the obligations of Parent and Merger Sub under this Agreement whether pursuant to this clause (f), Section 6.3(a) or otherwise, and shall not be included in the determination of any adverse change with respect to the Company.

               (g) Marathon Purchase Agreement. The representations and warranties of Marathon contained in that certain Option and Asset Purchase Agreement of even date herewith (the "Purchase Agreement") by and between Marathon, its members and Parent shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by the Purchase Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on Marathon. In addition, Marathon shall have performed or complied in all material respects with all agreements and covenants required by the Purchase Agreement to be performed or complied with by it on or prior to the Effective Time. Parent and Merger Sub shall have received a certificate to such effect signed by the chief executive officer of Marathon.

               (h) Company Options and Company Warrants. Except as provided in
Section 1.8(c), all of the Company Options and Company Warrants shall have been exercised or terminated immediately prior to the Closing.

               (i) Resignation of Directors and Officers. The directors and officers of the Company in office immediately prior to the Effective Time shall have resigned as directors and officers of the Surviving Corporation effective immediately following the Effective Time.

               (j) Dissenters' Rights. Holders of not more than ten percent (10%) of the outstanding shares of the Company Capital Stock shall have exercised, and no other shareholder or the Company shall have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares of the Company Capital Stock by virtue of the Merger.

               (k) License Agreements. All license agreements, royalty agreements, service agreements, marketing and other agreements and assignments set forth on Schedule 6.3(k) shall have been amended or terminated, as applicable, in a manner satisfactory to Parent to ensure that (i) the consummation of the transactions contemplated in this Agreement will not constitute a breach by the Company of such agreements or assignment as of the Effective Time and (ii) the existence of such agreements or assignments as of the Effective Time will not constitute a breach by the Company of any of its representations, warranties, covenants or obligations under this Agreement.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination. Except as provided in Section 7.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

               (a) by mutual written consent of the Boards of Directors of the Company, Parent and Merger Sub;

               (b) by Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Eastern Daylight Savings Time) on January 31, 1999 (provided that the right to terminate this Agreement under this clause 7.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); provided in the event that Parent or the Company has exercised the Option under the Extension Option Agreement such date shall be extended upon each exercise of such Option to the then-effective termination of such Option; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

               (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any governmental entity, which would: (i) prohibit Parent's or the Surviving Corporation's ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Surviving Corporation to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

               (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) such breach has not been cured within five (5) business days after written notice to the Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied;

               (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger Sub and (i) such breach has not been cured within five (5) business days after written notice to Parent (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied;

               (f) by Parent, if the Company suffers a Material Adverse Effect which could reasonably be expected to result in a diminution of the value of the Company by Five Million Dollars ($5,000,000) or more, provided, however, any Material Adverse Effect shall not include effects arising from the FDA's review of DAB389IL-2 for CTCL;

               (g) by Parent or the Company, if, at the meeting of Company stockholders (including any adjournment or postponement thereof) called pursuant to Section 5 hereof, the requisite vote of the stockholders of the Company shall not have been obtained (following a recommendation by the Company's Board of Directors to vote in favor of the Merger);

               (h) by Parent or the Company, if, at the meeting of Company stockholders (including any adjournment or postponement thereof) called pursuant to Section 5.1 hereof, the Company's stockholders approve an acquisition proposal (other than an acquisition proposal with Parent or an affiliate of Parent);

               (i) (Reserved)

               (j) by Parent, if it is not in material breach of its obligations under this Agreement and if any Person other than Parent or any of Parent's affiliates shall purchase a majority of the outstanding shares of Company Common Stock;

               (k) by either party, if the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against such other party (and not dismissed within sixty (60) days); provided, however, that the Company shall not be deemed to be insolvent as a result of its failure to pay Marathon under the Service Agreement for so long as Marathon and BU forebear from the receipt of such payments or for any period that Marathon and BU are contractually obligated to so forebear.

               (l) by Parent, if it is not in material breach of its obligations under this Agreement and if the Board of Directors of Company shall have:

                      (i) withdrawn its recommendation of the Merger, or

                      (ii) adversely changed its recommendation of the Merger, or

                      (iii) recommended or approved any acceptance by Company's stockholders of any acquisition proposal (other than an acquisition proposal made by Parent or an affiliate of Parent); or

               (m) by the Company, if the Company shall have received an Acquisition Proposal (other than with respect to Parent or an affiliate of Parent), which the Board of Directors of the Company determines, after consultation with counsel, to recommend to the securityholders of the Company in order to comply with the fiduciary duty of the Board of Directors of the Company.

               When action is taken to terminate this Agreement pursuant to this
Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action. Either party shall provide notice to the other party no less than five (5) days prior to any termination under this Section 7.1. Each party acknowledges that failure to provide such notice in a timely manner will have material, adverse consequences on the other.

        7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further, that the provisions of Sections 5.3 and 5.4 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

        7.3 Amendment. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        7.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

        8.1 Survival of Representations, Warranties and Agreements; Right of Set-off.

               (a) All representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and shall (except to the extent that survival is necessary to effectuate the intent of such provisions) terminate on the third (3rd) anniversary of the Closing Date; provided, however, that (i) the representations and warranties in Sections 2.1- 2.2, 2.4 and 3.1-3.3 shall continue to survive indefinitely after the Closing Date and (ii) the representations and warranties in Section 2.11 shall continue to survive after the Closing Date until the expiration of all applicable Tax statutes of limitations, plus one year. Notwithstanding the foregoing, in no event shall the Company or any holder of Company Capital Stock other than the Identified Company Stakeholders be liable for any Parent

Damages (as defined below) under this Section 8.1 or otherwise. In no event shall the Identified Company Stakeholders be liable for any Parent Damages unless the aggregate amount of such Parent Damages exceeds Two Hundred Fifty Thousand Dollars ($250,000), in which case each Identified Company Stakeholder shall be liable for its Pro Rata Portion of all Parent Damages over an aggregate amount for all Identified Company Stakeholders of Two Hundred Fifty Thousand Dollars ($250,000) (the "Deductible Amount") up to, but not exceeding, an aggregate amount for all Identified Company Stakeholders of Eight Million Seven Hundred Thousand Dollars ($8,700,000) above the Deductible Amount. No claim may be made by Parent, Merger Sub or the Surviving Corporation with respect to any Parent Damages in accordance with this Section 8.1(a) or otherwise unless notice thereof is delivered to each of the Identified Company Stakeholders on or prior to the termination of the representation, warranty, covenant or agreement under which such claim is made.

               (b) In furtherance of the rights set forth in Section 8.1(a) above, Parent shall have the right to reduce each Identified Company Stakeholder's Milestone Consideration due under this Agreement by such Identified Company Stakeholder's Pro Rata Portion of any amounts constituting Parent Damages up to an aggregate amount for all Identified Company Stakeholders of Two Million Nine Hundred Thousand Dollars ($2,900,000) above the Deductible Amount. Nothing in this Section 8.1(b) shall be construed to limit the amount of Parent Damages for which the Identified Company Stakeholders are liable under this Section 8.1 to less than $8,950,000 (which includes the Deductible Amount). Except as provided in this Section 8.1(b), neither Parent nor Merger Sub shall have any right of reduce or otherwise set off with respect to the Merger Consideration.

               (c) Parent shall notify each Identified Company Stakeholder as promptly as practicable upon its discovery of facts giving rise to a claim for Parent Damages hereunder, including receipt by Parent, Merger Sub or the Surviving Corporation of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, with respect to any Parent Damages, together with a summary statement of such information respecting any of the foregoing as such party shall have, and Parent shall provide the Identified Company Stakeholders with copies of all papers and official documents with respect thereto. With respect to any Parent Damages arising in connection with or as a result of the claims of third parties, the Identified Company Stakeholders shall have the sole right to control the defense of such matter, provided that the Identified Company Stakeholders shall obtain the written consent of the Parent, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Parent Damages if as a result thereof Parent party would become subject to injunctive or other equitable relief or any remedy other than the payment of money by the Identified Company Stakeholders.

               (d) For purposes of this Section 8.1, "Parent Damages" shall mean any and all losses, damages, liabilities, obligations, claims, demands, judgments, settlements, governmental investigations, Taxes, costs and expenses of any nature whatsoever, including the reasonable fees and expenses of attorneys, accountants and consultants resulting from, arising out of or attributable to a breach of the Company's representations, warranties, covenants and agreements under this Agreement. For purposes of this Section 8.1,
(i) "Pro Rata Portion" for an Identified Company Stakeholder shall be calculated by taking such Identified Company Stakeholder's percentage of Stakeholder Closing Consideration and dividing it by the sum of all Identified Company Stakeholders' percentages of Stakeholder Closing Consideration; the amount resulting from that calculation shall be multiplied by the amount of Parent Damages hereunder to determine the Pro Rata Portion; and (ii) "Identified Company Stakeholder(s)" shall mean the Variable Company Stakeholders identified in Sections 1.7(a)(i)(C)(7) through (14).

        8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgement of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    if to Parent or Merger Sub, to:

                      Ligand Pharmaceuticals Incorporated
                      10275 Science Center Drive
                      San Diego, CA  92121
                      Attention:  William L. Respess, Esq.
                                  General Counsel
                      Telephone No:  (619) 550-7500
                      Facsimile No:  (619) 550-7506

                      with a copy to:

                      Brobeck, Phleger & Harrison LLP
                      550 West C Street, Suite 1300
                      San Diego, California 92101
                      Attention:  Faye H. Russell, Esq.
                      Telephone:  (619) 234-1966
                      Facsimile:  (619) 234-3848

               (b)    if to the Company, to:

                      Seragen, Inc.
                      97 South Street
                      Hopkinton, MA  01748
                      Attention:  Reed R. Prior
                                  Chairman, Chief Executive Officer
                                  and Treasurer
                      Telephone No:  (508) 435-2331
                      Facsimile No:  (508) 435-9024
                      with a copy to:

                      Covington and Burling
                      P.O. Box 7566
                      1201 Pennsylvania Avenue, N.W.
                      Washington, DC  20044-7566
                      Attention:  Edward Britton, Esq.
                      Telephone No:  (202) 662-5248
                      Facsimile No:  (202) 778-5248

               (c) if to a Variable Company Stakeholder, to the address set forth in the Accord Agreement.

        8.3 Interpretation. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "or" has, except where indicated, the inclusive meaning represented by the phrase "and/or"; and (f) the term "including" means "including without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

        8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Executed counterparts delivered by facsimile transmission shall have the same force and effect as originally executed counterparts delivered personally.

        8.5 Entire Agreement: Assignment. This Agreement, the Schedules and Exhibits hereto, that certain Confidentiality Agreement between Parent and the Company dated March 17, 1998 and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

        8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by any party of any one remedy will not preclude the exercise of any other remedy.

        8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

        8.9 Consent to Jurisdiction and Forum Selection. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in the State and Federal courts located in the State of Delaware. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section
8.9. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the State of Delaware shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 8.9 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 8.2 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

        8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.12 Corporate Transaction involving Parent. If after the Effective Time Parent is acquired by merger (including by reverse triangular merger), or is a party to a consolidation, or liquidates, all references to "Parent Common Stock" in this Agreement shall thereafter mean, on a per-share basis, the amount of cash, securities and/or other property received by Parent stockholders for their (pre-transaction) Parent Common Stock in such transaction.

        8.13   Insurance.

               (a) Parent shall cause to be maintained in effect for the remainder of its term the current policy of directors' and officers' liability insurance maintained by the Company. After the expiration of such policy and for a period of one year thereafter, Parent shall use its Reasonable Efforts to either extend the current policy or cause the directors and officers of the Company as of the date hereof to be covered by directors' and officers' liability insurance comparable to that maintained from time to time for the benefit of the directors of Parent.

               (b) Parent shall cause the Surviving Corporation to maintain without any reduction in scope or coverage the indemnification provisions for present and former officers and directors contained in the Company's Restated Bylaws in effect on the date hereof.

               (c) The provisions of this Section 8.13 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each present or former director or officer of the Company and his or her heirs and representatives.

        8.14 Third Party Beneficiaries. Each of the Third Parties (as such term is defined in the Accord Agreement), their successors and assigns are intended beneficiaries of the terms and provisions of this Agreement, and each Third Party shall have the right independently to enforce its rights in respect thereof without the need to join the Company, the Surviving Corporation or any other person in any action, whether at law or in equity, for such purpose.

        8.15 Termination Fee. If the Merger is not consummated because (A) Parent elects to terminate this Agreement pursuant to Section 7.1(k) or (B) the Company has terminated this Agreement in accordance with Section 7.1(m), then the Company shall pay Parent (X) a termination fee of $5,000,000 (the "Termination Fee") and (Y) an additional fee (the "Enhanced Value Fee") equal to five percent (5%) of the Enhanced Value Realized (as defined below) by persons entitled to receive Merger Consideration hereunder with respect to any Acquisition Proposal which results in an aggregate amount paid to such persons of greater than Sixty Seven Million Dollars ($67,000,000) (the "Enhanced Acquisition Proposal") and (Z) in the event that Parent has exercised its option to extend the Agreement Term (as defined in the Extension Option Agreement) or any Extension Term (as defined in the Extension Option Agreement) and has remitted amounts pursuant to the exercise of such option, the additional amounts remitted thereunder (the "Option Fee"). If this Agreement shall be terminated in the circumstances specified in this Section 8.15, the Termination Fee, the Enhanced Value Fee, if any, and the Option Fee, if any, shall be liquidated damages to Parent for loss of its bargain hereunder. The Termination Fee and the Option Fee shall each be due and payable to Parent within thirty (30) days of termination of this Agreement; the Enhanced Value Fee shall be due and payable to Parent on the closing of a transaction in connection with the Enhanced Acquisition Proposal. For purposes of this Section 8.15, "Enhanced Value Realized" shall mean the aggregate value realized by the persons entitled to receive Merger Consideration hereunder as a result of an Enhanced Acquisition Proposal (determined as set forth below) minus Sixty Seven Million Dollars ($67,000,000). A determination of the aggregate value realized by the persons entitled to receive Merger Consideration hereunder in connection with an Enhanced Acquisition Proposal shall be the aggregate amount of cash plus, if applicable, the product of (i) the average closing sales price of any securities received in the Enhanced Acquisition Proposal for the five (5) trading days immediately preceding the date of the closing of the Enhanced Acquisition Proposal, or if there is no such average price, the value of such securities shall be determined in good faith by the Company's Board of Directors in consultation with the Company's financial advisors for the Enhanced Acquisition Proposal, subject to the reasonable approval of Parent's Board of Directors, and
(ii) the total number of shares of such securities issued, or to be issued, in connection with the Acquisition Proposal. Notwithstanding the foregoing, nothing contained herein (including Section 7.2) shall relieve any party from liability for any breach of this Agreement.



                [Remainder of This Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.


LIGAND PHARMACEUTICALS                            SERAGEN, INC.:
INCORPORATED:


By: /s/ DAVID E. ROBINSON                         By:
   --------------------------                         --------------------------

Name:  David E. Robinson                          Name:
      -----------------------                           ------------------------

Title: President and Chief                        Title:
       Executive Officer                                ------------------------
     ------------------------



KNIGHT ACQUISITION CORPORATION:

By: /s/ DAVID E. ROBINSON
    -------------------------

Name: David E. Robinson
      -----------------------

Title: President
       ----------------------



            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.


LIGAND PHARMACEUTICALS                            SERAGEN, INC.:
INCORPORATED:


By:                                               By: /s/ REED R. PRIOR
   --------------------------                         --------------------------

Name:                                             Name: Reed R. Prior
      -----------------------                           ------------------------

Title:                                            Title: Chairman & CEO
      -----------------------                            -----------------------



KNIGHT ACQUISITION CORPORATION:

By:
    -------------------------

Name:
      -----------------------

Title:
       ----------------------



            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]